EXECUTION COPY

$725,000,000

TERM LOAN AGREEMENT

Dated as of August 17, 2007

among
COLLECTIVE BRANDS FINANCE, INC.
as Borrower

and

THE LENDERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC.
as Administrative Agent and Collateral Agent

CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC.
as Joint Bookrunners and Joint Lead Arrangers

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE
NEW YORK, NEW YORK 10153-0119

TERM LOAN AGREEMENT, dated as of August 17, 2007, among COLLECTIVE BRANDS FINANCE, INC., a Nevada corporation (formerly known as “Payless ShoeSource Finance, Inc.”), COLLECTIVE BRANDS, INC., a Delaware corporation (the name “Collective Brands, Inc.” to be changed on or prior to the Closing Date from “Payless ShoeSource, Inc.”, the “Parent”), the Lenders (as defined below) and CITICORP NORTH AMERICA, INC., as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lenders make term loans available for the purposes specified in this Agreement; and

WHEREAS, the Lenders are willing to make available to the Borrower such term loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Subsidiary” means San Jose Acquisition Corp., a Massachusetts corporation and a Wholly-Owned Subsidiary of the Parent.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affected Lender” has the meaning specified in Section 2.15 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 15% or more of any class of Voting Stock of such Person; provided, however, “Affiliate” shall not include any holder of a minority interest in any Subsidiary of the Parent. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Affiliate” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

“Agreement” means this Term Loan Agreement.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Alternative Currency” means any lawful currency other than Dollars that is freely transferable into Dollars.

“Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) an amount equal to the greater of (x) zero and (y) 50% of cumulative Consolidated Net Income for the period from the Closing Date until the last day of the then most recent fiscal quarter for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements); provided that, the amount in this clause (i) shall only be available if the Parent would be in compliance with the financial covenant contained in Section 5.1 (Financial Covenant) for the most recently ended Test Period, determined on a Pro Forma Basis after giving effect to any Investment, Restricted Payment or Optional Debt Prepayment actually made pursuant to Sections 8.3(j)(ii) (Investments), 8.5(d)(ii) (Restricted Payments) and Section 8.6(g)(ii) (Prepayment of Indebtedness); and

(ii) the amount of any capital contributions (other than any such contribution consisting of Disqualified Stock) made in cash to, or any proceeds of an Equity Issuance received by, the Parent (and contributed as common equity to the Borrower) from and including the Closing Date through and including the Reference Time, minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 8.3(j)(ii) (Investments) following the Closing Date and prior to the Reference Time;

(ii) the aggregate amount of Restricted Payments pursuant to Section 8.5(d)(ii) (Restricted Payments) following the Closing Date and prior to the Reference Time; and

(iii) the aggregate amount of Optional Debt Prepayments made pursuant to Section 8.6(g)(ii) (Prepayment of Indebtedness) following the Closing Date and prior to the Reference Time.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) with respect to (i) Closing Date Term Loans maintained as Base Rate Loans, a rate equal to 1.75% per annum and (ii) Closing Date Term Loans maintained as Eurodollar Rate Loans, a rate equal to 2.75% per annum and (b) with respect to Incremental Term Loans, at the rates per annum for Base Rate Loans and Eurodollar Rate Loans to be agreed by the Administrative Agent, the Incremental Term Loan Lenders providing such Incremental Term Loans and the Borrower prior to the applicable Facility Increase Date.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Notice of Conversion or Continuation, Facility Increase Notice and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.6 (Optional Prepayments) and Section 2.7 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Term Loans) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

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COLLECTIVE BRANDS FINANCE, INC.

“Approved Electronic Platform” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or reasonably approved by the Administrative Agent.

“Arrangers” means, collectively, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., each in its capacity as joint lead arranger and joint bookrunner.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Attributable Debt” in respect of a Permitted Sale Leaseback transaction, as at the time of determination, the present value (discounted at the interest rate then borne by the Term Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale Leaseback transaction (including any period for which such lease has been extended); provided, however, that if such Permitted Sale Leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations”.

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“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b) 0.5% per annum plus the Federal Funds Rate.

“Base Rate Loan” means any Term Loan during any period in which it bears interest based on the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Group Member or ERISA Affiliate of any Group Member has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means Deloitte Touche LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.

“Borrowing” means any Closing Date Term Loan Borrowing or any borrowing under the Facility Increase, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as capital expenditures on a statement of cash flows of such Person prepared in conformity with GAAP.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Equivalents” means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the federal government of the United States or (b) issued by any agency of the United States in each case maturing within thirteen months after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirteen months after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) (a) commercial paper maturing no more than thirteen months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s and (b) other corporate obligations maturing no more than thirteen months from the acquisition thereof and having, at the time of the acquisition thereof, a rating of at least AA from S&P or at least Aa2 from Moody’s; (iv) variable rate demand notes and auction rate securities maturing no more than thirteen months from the date of creation thereof; (v) certificates of deposit or bankers’ acceptances maturing within thirteen months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Change of Control” means any event or circumstance after which (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended) of more than 50% of the Voting Stock of the Parent, (b) a majority of the board of directors of the Parent shall not be Continuing Directors or (c) the Borrower shall cease to be a direct Wholly Owned Subsidiary of the Parent.

“Citi” means Citicorp North America, Inc., a Delaware corporation.

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means August 17, 2007.

“Closing Date Term Loan” has the meaning specified in Section 2.1(a) (The Term Loans).

“Closing Date Term Loan Borrowing” means a borrowing consisting of Closing Date Term Loans made on the Closing Date by the Lenders ratably according to their respective Term Loan Commitments.

“Closing Date Term Loan Maturity Date” means the 7th anniversary of the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as currently amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreement, other pledge or security agreements (including those in respect of Intellectual Property), the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

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COLLECTIVE BRANDS FINANCE, INC.

“Commitment Letter” shall mean the letter dated May 22, 2007 addressed to the Borrower from the Arrangers and accepted by the Borrower on May 22, 2007, with respect to certain terms and conditions of the Term Loan Facility.

“Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person and its Subsidiaries, but excluding, in the case of the Parent the sum of (a) the principal amount of any current portion of long-term Consolidated Funded Indebtedness and (b) (without duplication of clause (a) above) the then outstanding principal amount of the Term Loans.

“Consolidated EBITDA” means Consolidated EBITDAR minus the amount, if any, of rental expense added to Consolidated Net Income in calculating Consolidated EBITDAR.

“Consolidated EBITDAR” means, with respect to any Person for any period, Consolidated Net Income for such Person and its Subsidiaries for such period, plus (a) the sum of the following, without duplication and, in each case, to the extent deducted in determining such Consolidated Net Income: (i) any provision for income taxes, (ii) all interest expense (net of interest income), (iii) depreciation, amortization and rental expense, (iv) extraordinary, unusual or non-recurring charges, expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on the sales of assets outside of the ordinary course of business), (v) losses or charges resulting from hedging activities, including but not limited to any decrease in the fair value of interest rate swap agreements and any losses on foreign currency contracts not entered into for speculative purposes, (vi) the amount of all non-cash charges for such period (including any impairment or writeoff of goodwill or other intangible assets but excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period), (vii) the amortization of any financing costs or fees or original issue discount incurred in connection with any Indebtedness, (viii) any non-cash expenses due to purchase accounting associated with the Transactions and any future Permitted Acquisitions, (ix) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and (x) to the extent non-recurring and not capitalized, costs, fees, charges and expenses (including legal and consulting fees) incurred in connection with or written off as a result of (A) the Term Loan Facility, the Merger or the other Transactions, (B) Permitted Acquisitions and other investments permitted under this Agreement, (C) issuances of Stock or Stock Equivalents, and (D) disposition, incurrence or refinancing of any Indebtedness, including in each case, all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net loss from any write-off or forgiveness of Indebtedness; minus (b) the sum of the following to the extent included in determining Consolidated Net Income (i) income tax benefits for such period, (ii) any extraordinary, unusual or non-recurring income or gains for such period (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and any net gain from any write-off or forgiveness of Indebtedness), (iii) other non-cash income or gains (other than the accrual of revenue in the ordinary course), and (iv) gains resulting from hedging activities, including but not limited to any increase in the fair value of interest rate swap agreements and any gains on foreign currency contracts not entered into for speculative purpose.

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COLLECTIVE BRANDS FINANCE, INC.

“Consolidated Funded Indebtedness” means, as of any date of determination, the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of the Parent and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP, and (b) the aggregate principal amount of Indebtedness outstanding as of such date of Persons other than the Parent or a Restricted Subsidiary, in the amount that would be reflected on a balance sheet of any such Person prepared as of such date on a Consolidated basis in accordance with GAAP, to the extent such Indebtedness is guaranteed by the Parent or a Restricted Subsidiary. For purposes of determining the Senior Secured Leverage Ratio and the Total Leverage Ratio for any Test Period, Consolidated Funded Indebtedness in respect of Indebtedness outstanding under the Revolving Credit Agreement shall be the average outstanding amount of such Indebtedness during such Test Period.

“Consolidated Net Income” means, with respect to any Person and its Subsidiaries, for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (a) except as otherwise provided in the credit documentation with respect to calculations to be made on a Pro Forma Basis, the net income (or loss) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries, (b) the net income (or loss) of any Person that is an Unrestricted Subsidiary or in which such Person has a minority ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions, and (c) the cumulative effect of a change in accounting principles.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Continuing Directors” shall mean the directors of the Parent on the Closing Date and each other director of the Parent, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least 51% of the then Continuing Directors.

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COLLECTIVE BRANDS FINANCE, INC.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Parent or any Restricted Subsidiary.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Disqualified Stock” shall mean any Stock or Stock Equivalent which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Stock or Stock Equivalent referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Stock or Stock Equivalents that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Stock or Stock Equivalents is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Stock or Stock Equivalents upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Term Loan Maturity Date shall not constitute Disqualified Stock if such Stock or Stock Equivalents provide that the issuer thereof will not redeem any such Stock or Stock Equivalents pursuant to such provisions prior to the repayment in full of the Obligations; provided further, however, that any Stock or Stock Equivalents owned by a Group Member in a Joint Venture shall not constitute Disqualified Stock solely due to repurchase obligations triggered upon such Group Member’s failure to make a required capital contribution.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent using any method of determination it deems appropriate.

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“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Domestic Subsidiary” means any Restricted Subsidiary of the Parent that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval System maintained by the Securities and Exchange Commission.

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication, each, by or from any Governmental Authority, or any third party involving (x) violations of Environmental Laws or (y) releases of Hazardous Materials (a) from any assets, properties, or businesses of any Group Member, or any of their predecessors in interest, or (b) from or onto any facilities which received Hazardous Materials generated by any Group Member, or any of their predecessors in interest.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

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COLLECTIVE BRANDS FINANCE, INC.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Issuance” means the issue or sale of any Stock of the Borrower, the Parent, or any Restricted Subsidiary of the Parent to any Person other than the Borrower, the Parent or any Restricted Subsidiary of the Parent.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Group Member within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, the Parent, any of the Restricted Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, the Parent, any of the Restricted Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to timely make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower, the Parent, any of the Restricted Subsidiaries or any ERISA Affiliate, (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or (j) the acceleration of an obligation to pay a pension shortfall with respect to a Foreign Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be the rate of interest as reasonably determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Term Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excess Cash Flow” means, for the Borrower, the Parent and the Restricted Subsidiaries for any period, (a) Consolidated EBITDAR of the Parent and the Restricted Subsidiaries for such period plus (b) the excess, if any, of Working Capital at the beginning of such period over Working capital at the end of such period for the Borrower, the Parent and the Restricted Subsidiaries minus (c) the sum of (without duplication) the following: (i) scheduled cash principal payments on the Term Loans during such period and optional cash principal payments on the Term Loans during such period, (ii) cash principal payments made by the Borrower, the Parent or any Restricted Subsidiary during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted hereunder (to the extent (x) not financed by the incurrence of Indebtedness or an Equity Issuance and (y) in the case of optional cash payments of loans made under the Revolving Credit Agreement, accompanied by permanent reductions of commitments under the Revolving Credit Agreement in amounts corresponding to such payments), (iii) payments made by the Borrower, the Parent or any Restricted Subsidiary during such period on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted hereunder (to the extent not financed by the incurrence of Indebtedness or an Equity Issuance), (iv) Capital Expenditures (to the extent not financed by the incurrence of Indebtedness or an Equity Issuance) made by the Borrower, the Parent or any Restricted Subsidiary during such period to the extent permitted hereunder, (v) cash payments made by the Borrower, the Parent or any Restricted Subsidiary to satisfy tax obligations, (vi) cash interest expense of the Borrower, the Parent or any Restricted Subsidiary during such period, (vii) rental expense of the Borrower, the Parent or any Restricted Subsidiary during such period, and (vii) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Excluded Assets” means (a) any lease, license, contract, property right or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Loan Party, or (ii) a term, provision or condition of or under, any such lease, license, contract, property right or agreement (unless in either clause (i) or (ii) above such law, rule or regulation or such term, provision or condition would be rendered unenforceable against the Term Loans pursuant to Sections 9-406, 9-407, or 9-408 of the applicable Uniform Commercial Code); (b) any Stock or Stock Equivalents representing more than 66% of the outstanding Voting Stock issued by any Person that is not a “United States person” under and as defined in Section 7701(a)(30) of the IRC; (c) any assets of an Unrestricted Subsidiary or any assets of or Stock or Stock Equivalents in any of an Unrestricted Subsidiary’s direct or indirect subsidiaries; or (d) any assets of any Immaterial Subsidiary that is not a Loan Party.

“Existing Agent” means Bank of America, N.A., in its capacity as administrative agent under the Target Credit Agreement.

“Existing Revolving Credit Agreement” means that certain Loan, Guaranty and Security Agreement, dated as of January 15, 2004 (as amended and otherwise modified up to but not including the Closing Date), among the Borrower, the institutions party thereto as lenders and Wells Fargo Retail Finance, LLC, as administrative agent thereunder.

“Facility Increase” has the meaning specified in Section 2.1(b) (The Term Loans).

“Facility Increase Date” has the meaning specified in Section 2.1(b) (The Term Loans).

“Facility Increase Notice” means a notice from the Borrower to the Administrative Agent requesting a Facility Increase, which may include any proposed term and condition for such proposed Facility Increase but shall include in any event the amount of such proposed Facility Increase.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, determined by the Board of Directors or a Responsible Officer of the Borrower or Parent or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” shall mean (a) the letter dated May 22, 2007 addressed to the Borrower from the Arrangers and accepted by the Borrower on May 22, 2007, with respect to certain fees to be paid from time to time to the Arrangers and (b) if applicable, any additional fee letter entered into as part of any Facility Increase and executed by, among others, the Borrower and the Administrative Agent.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Statements” means the financial statements of the Parent and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

“Foreign Plan” means any defined benefit pension plan maintained by the Borrower, the Parent or any of the Restricted Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means any Subsidiary of the Parent that is not organized under the laws of any state of the United States of America or the District of Columbia.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Group Members” means, collectively, the Borrower, the Parent and each Restricted Subsidiary.

“Guarantor” means Parent and each Wholly Owned Domestic Subsidiary of the Parent that is a Restricted Subsidiary or any Restricted Subsidiary of the Parent that guarantees or otherwise provides direct credit support for any Indebtedness of the Parent of the type listed in clause (a) or (b) of the definition of Indebtedness, each party to the Guaranty.

“Guaranty” means the guaranty, in substantially the form of Exhibit F (Form of Guaranty), executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hazardous Materials” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Immaterial Subsidiary” means any Domestic Subsidiary of the Parent designated in writing by the Borrower to the Administrative Agent whose total assets or revenues (in each case on a Consolidated basis with its Subsidiaries) are less than 3% of the total assets or revenues of the Parent and the Restricted Subsidiaries, taken as a whole; provided, however, that the aggregate total assets or revenues of all such subsidiaries designated as “Immaterial Subsidiaries” (on a Consolidated basis with their Subsidiaries), shall not exceed 5% of the total assets or revenue of the Parent and the Restricted Subsidiaries, taken as a whole.

“Incremental Term Loan” has the meaning set forth in Section 2.1(b) (The Term Loans).

“Incremental Term Loan Lender” has the meaning set forth in Section 2.1(b) (The Term Loans).

“Incremental Term Loan Maturity Date” the date that is agreed to for such Incremental Term Loan by the Administrative Agent and the Borrower at the time the applicable Facility Increase becomes effective; provided, that no such date shall be earlier than the Closing Date Term Loan Maturity Date.

“Included Asset Sale” means any Asset Sale by the Parent or any of the Restricted Subsidiaries other than Asset Sales permitted pursuant to clauses (a) through (i), (l) and (n) of Section 8.4 (Sale of Assets).

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (f) all Attributable Debt in respect of Sale Leaseback transactions, (g) all obligations owing under Hedging Contracts, and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Intellectual Property” has the meaning given such term in the Pledge and Security Agreement.

“Intercreditor Agreement” means an agreement, in substantially the form of Exhibit H (Form of Intercreditor Agreement), among the Administrative Agent, the Revolving Credit Agent and each Loan Party.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or Section 2.9 (Conversion/Continuation Option) and (b) thereafter, if such Term Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.9 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.9 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(c) the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Term Loans as set forth in Article II (The Term Loan Facility) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Term Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Term Loans are required to be reduced after such scheduled principal payment is made.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning given to such term in the UCC.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person. For purposes of determining the value of any Investment outstanding for purposes of any subclause of Section 8.3 (Investments), such amount, when aggregated with the amount of all other Investments made pursuant to such subclause, shall deemed to be the amount of all such Investments when made, purchased or acquired less any returns on such Investments (not to exceed the aggregate of the original amounts invested pursuant to such subclause).

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Joint Venture” means a corporation, limited liability company, joint venture or similar limited liability legal entity formed in order to conduct a common venture or enterprise between two or more Persons.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender”, (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance or (c) from time to time becomes a party hereto in connection with a Facility Increase by execution of an assumption agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Intercreditor Agreement, the Guaranty, the Fee Letter, each Hedging Contract between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, each Guarantor and each other Subsidiary of the Parent that executes and delivers a Loan Document.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower, the Parent and the Restricted Subsidiaries taken as a whole, (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loans Documents to which they are parties or of the Administrative Agent or the Lenders to enforce the Obligations or realize upon the Collateral or (c) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Material Adverse Effect” means an effect that results in or causes, or would reasonably be expected to result in or cause, a Material Adverse Change.

“Merger” means the merger of the Acquisition Subsidiary with and into the Target, with the Target being the surviving corporation, whereupon the outstanding shares of the Target will be converted into the right to receive the purchase price, in cash, and on terms and conditions otherwise set forth in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 22, 2007 among the Borrower, the Acquisition Subsidiary and the Target.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of owned Real Property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA or TLTA, if applicable, as-built surveys, in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent, environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid and enforceable first priority Lien on such parcel of owned Real Property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any Group Member or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means (a) with respect to any Included Asset Sale or Recovery Event, in each case, of Term Priority Collateral, the proceeds thereof received by any Group Member in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received) not reinvested in assets used or useful in the business of any Group Member within 365 days of receipt, net of (i) selling, recovery or other transactional expenses payable by any Group Member in connection with obtaining such proceeds (including reasonable and customary broker’s or investment banker’s fees or commissions, legal fees, transfer and similar taxes incurred in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale or other transaction), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Included Asset Sale or Recovery Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Included Asset Sale or involved in such Recovery Event and which is repaid with such proceeds (other than, in connection with an Included Asset Sale, any such Indebtedness assumed by the purchaser of such asset) or (b) with respect to any Debt Issuance, the proceeds received by any Group Member in cash or Cash Equivalents, net of reasonable and customary broker’s or advisor’s fees and other costs and expenses (including attorneys’ fees) incurred in connection therewith (including, if applicable, the cost of any Note Hedge Transaction entered into in connection with such Debt Issuance).

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-U.S. Lender” means each Lender (or the Administrative Agent) that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Note” means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of the Term Loan owing to such Lender.

“Note Hedge Transaction” means any note hedge transaction entered into in connection with the issuance of Qualified Refinancing Indebtedness and which shall be paid for with the proceeds of such Qualified Refinancing Indebtedness.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.9 (Conversion/Continuation Option).

“Obligations” means the Term Loans and all other amounts, obligations, covenants and duties owing by any Loan Party to the Administrative Agent, any Lender any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Loan Parties under this Agreement and any other Loan Document (including Hedging Contracts that are Loan Documents).

“Optional Debt Prepayment” has the meaning specified in Section 8.6 (Prepayment of Indebtedness).

“Parent” has the meaning specified in the preamble to this Agreement.

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions at or prior to the consummation of the Proposed Acquisition:

(a) the Administrative Agent shall receive prior written notice of such Proposed Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition;

(b) the Investment in such Permitted Acquisition is permitted under clause (i) or (j) of Section 8.3 (Investments);

(c) the Borrower (or the Parent or the Subsidiary making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under Section 7.11 (Additional Collateral and Guaranties);

(d) the Administrative Agent shall have received copies of the agreements, related contracts, instruments and all opinions, certificates, lien search results and other documents, in each case to the extent actually received by any Loan Party (and subject to agreement to such additional confidentiality requirements as may be required to permit such Loan Party to deliver such copies), in each case reasonably requested by the Administrative Agent; and

(e) at the time of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects and (iii) the Parent would be in compliance with the financial covenant contained in Section 5.1 (Financial Covenant) for the most recently ended Test Period, determined on a Pro Forma Basis after giving effect to such Proposed Acquisition (and the transactions contemplated thereby, including the incurrence or assumption of any Indebtedness in connection therewith).

“Permitted Payment Restriction” means any consensual encumbrance or restriction (each, a “restriction”) on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Stock or Stock Equivalent to the Borrower, the Parent or a Restricted Subsidiary or pay any Indebtedness owed to the Parent or a Restricted Subsidiary or (b) make any loans or advances to the Parent or a Restricted Subsidiary, which restriction (i) satisfies all of the following conditions: (x) such restriction becomes effective only upon the occurrence of (1) specified events under its charter or (2) a default by such Restricted Subsidiary in the payment of principal of or interest, a bankruptcy default, a default on any financial covenant or any other material default, in each case on Indebtedness that was incurred by such Restricted Subsidiary in compliance with Section 8.1 (Indebtedness) and (y) such restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Term Loans, as determined in good faith by a Responsible Officer of the Parent or the Borrower or (ii) represents customary provisions of a Joint Venture and relates solely to the assets, revenues and business of such Joint Venture.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under this Agreement that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) no shorter than that of such Indebtedness, (c) has a maturity date no earlier than the stated maturity of such Indebtedness; provided, however, that the maturity date of any Permitted Refinancing of the Subordinated Notes shall have a maturity date no earlier than the Term Loan Maturity Date at the time of such refinancing or extension, (d) has Lien and payment subordinated terms, if applicable, that are no less favorable to the Lenders, in each case, than the corresponding terms of such Indebtedness and (e) is otherwise on terms, taken as a whole, no less favorable to the Group Members than those of such Indebtedness, other than market interest rates and fees.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries with any Person that is not an Affiliate of the Borrower after the Closing Date; provided that (i) after giving effect to such Sale Leaseback, no Default or Event of Default shall have occurred and be continuing and (ii) any such Sale Leaseback shall be consummated for fair value as determined at the time of consummation in good faith by a Responsible Officer of the Borrower or the Parent.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit G (Form of Pledge and Security Agreement), executed by the Borrower and each Guarantor.

“Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Proceeds” has the meaning given to such term in the UCC.

“Pro Forma Basis” means, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the applicable Test Period:

(i) in making any determination of Consolidated EBITDA or Consolidated EBITDAR, pro forma effect shall be given to any Asset Sale and to any Permitted Acquisition (or to any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 8.3 (Investments) or 8.4 (Asset Sales)), in each case that occurred during the Test Period (or, in the case of determinations made pursuant to the definition of “Permitted Acquisition” occurring during the Test Period or thereafter and through and including the date upon which the respective Permitted Acquisition is consummated); and

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise incurred or permanently repaid during the Test Period (or, in the case of determinations made pursuant to the definition of “Permitted Acquisition”, occurring during the Test Period and through and including the date upon which the respective Permitted Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period (if such Indebtedness was incurred under the Revolving Credit Agreement, such Indebtedness shall be deemed to be outstanding for the entire Test Period for purposes of determining the Senior Secured Leverage Ratio and the Total Leverage Ratio) and (y) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition or Asset Sale (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 8.3 (Investments) or 8.4 (Asset Sales)), may include adjustments to reflect operating expense reductions and other operating improvements or synergies implemented or planned to be implemented and reasonably expected to result from such Permitted Acquisition, Asset Sale or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (i) a certificate of the Borrower signed by a Responsible Officer setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Projections” means the then most recent financial projections of the Parent, the Target and their respective Subsidiaries (on a combined basis) through the fiscal year ending 2014, prepared for each fiscal quarter through the end of fiscal year ending 2007 (and annually thereafter), to be delivered to the Lenders by the Borrower.

“Proposed Acquisition” means the proposed acquisition by the Borrower, the Parent or any of the Restricted Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into the Borrower, the Parent or any Subsidiary of the Parent (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or group of Persons engaged in a particular line of business or any operating division thereof subject to a Proposed Acquisition.

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Qualified Capital Stock” of any Person shall mean any Stock or Stock Equivalents of such Person that is not Disqualified Stock.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Qualified Refinancing Indebtedness” means Indebtedness incurred pursuant to Section 8.1(m) (Indebtedness) to refinance, in part, the Obligations, in an aggregate principal amount not to exceed $450,000,000.

“Qualified Restricted Subsidiary” means any Restricted Subsidiary that is not a Loan Party and that satisfies each of the following requirements: (i) except for Permitted Payment Restrictions, there are no restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Stock and Stock Equivalents; and (ii) the Stock and Stock Equivalents of such Restricted Subsidiary consist of Stock and Stock Equivalents majority owned by the Parent and its Qualified Restricted Subsidiaries.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Term Loan Commitment of such Lender by (b) the aggregate Term Loan Commitments of all Lenders (or, at any time after the funding of the Closing Date Term Loans, the percentage obtained by dividing the principal amount of such Lender’s Term Loans by the aggregate Term Loans of all Lenders).

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Parent or any of the Restricted Subsidiaries other than any settlement, payment, taking or proceeding that results in cash consideration of less than $1,000,000, individually.

“Register” has the meaning specified in Section 2.5(b) (Evidence of Debt).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended from time to time, and any successor statute.

“Related Documents” means the Merger Agreement, the Subordinated Notes Indenture, the Revolving Credit Agreement and each other document and instrument executed with respect to any of the foregoing.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Material into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments or, after the funding of the Closing Date Term Loans, more than fifty percent (50%) of the principal amount of all Term Loans then outstanding.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower, the Parent or any Restricted Subsidiary now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower, the Parent or any Restricted Subsidiary now or hereafter outstanding.

“Restricted Subsidiary” means each direct and indirect Subsidiary of the Parent other than one that has been designated as an Unrestricted Subsidiary by the Parent in accordance with the terms of this Agreement.

“Revolving Credit Agent” means Wells Fargo Retail Finance, LLC, in its capacity as administrative agent under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Amended and Restated Loan and Guaranty Agreement, dated as of the date hereof, among the Borrower, the institutions party thereto as lenders, the Revolving Credit Agent, and Citigroup Global Markets Inc., as co-lead arranger thereunder.

“Revolving Credit Loan Documents” means, collectively, the Revolving Credit Agreement, all guaranties, pledges, security agreements and similar agreements entered into in connection therewith to guaranty or secure any Revolving Credit Obligations and each other certificate, agreement and other document entered into in connection therewith (other than the Intercreditor Agreement).

“Revolving Credit Obligations” means the “Obligations” under and as defined in the Revolving Credit Agreement.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“S&P” means Standard & Poor’s Rating Services.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (i) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (ii) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“Secured Obligations” means, in the case of the Borrower, the Obligations and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Administrative Agent and any other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Parent and the Restricted Subsidiaries that is secured by Liens outstanding as of such date (minus the cash and Cash Equivalents of the Loan Parties that are not subject to any Lien securing Indebtedness other than the Obligations or Revolving Credit Obligations) to (b) the aggregate amount of Consolidated EBITDA of the Parent and the Restricted Subsidiaries for the most recently ended Test Period.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Notes” means the 8.25% Senior Subordinated Notes due 2013 issued pursuant to the Subordinated Notes Indenture.

“Subordinated Notes Indenture” means the Indenture, dated as of July 28, 2003, between the Borrower and Wells Fargo Bank Minnesota, National Association, as trustee.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Substitute Institution” has the meaning specified in Section 2.15 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.15 (Substitution of Lenders).

“Target” means The Stride Rite Corporation, a Massachusetts corporation.

“Target Credit Agreement” means that certain Credit Agreement, dated as of September 16, 2005, among the Target, the institutions party thereto as lenders and Bank of America, N.A. as administrative agent thereunder, among others.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns; provided, that when used with respect the Borrower or Parent, the term “Tax Affiliate” shall not include any Unrestricted Subsidiary.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.14(a) (Taxes).

“Term Loans” means, collectively, the Closing Date Term Loans and the Incremental Term Loans.

“Term Loan Commitment” means, with respect to each Lender, (a) the commitment of such Lender to make its Term Loans to the Borrower in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I (Term Loan Commitments) under the caption “Term Loan Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement, and (b) any commitment by such Lender that is included as part of a Facility Increase to make its Incremental Term Loans to the Borrower on any Facility Increase Date, as such amount may be reduced pursuant to this Agreement. “Term Loan Commitments” means the aggregate Term Loan Commitments of all Lenders.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“Term Loan Facility” means the Term Loan Commitments, the facility described in Section 2.1(a) (The Term Loans) providing for Closing Date Term Loans to the Borrower by the Lenders on the Closing Date in an aggregate principal amount of $725,000,000 and the facility described in Section 2.1(b) (The Term Loans) providing for one or more Incremental Term Loans to the Borrower by the Incremental Term Loan Lenders in an aggregate principal amount not to exceed $200,000,000.

“Term Loan Maturity Date” means (i) with respect to the Closing Date Term Loan, the Closing Date Term Loan Maturity Date and (ii) with respect to each Incremental Term Loan, the Incremental Term Loan Maturity Date.

“Test Period” shall mean, for any determination under this Agreement, the period of the most recently ended four consecutive fiscal quarters of the Parent for which Financial Statements have been delivered to the Administrative Agent pursuant to Section 6.1 (Financial Statements).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which any Group Member or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Total Assets” means the total amount of all assets of the Borrower, the Parent and the Restricted Subsidiaries, determined on a Consolidated basis as shown on the most recent balance sheet of the Parent.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Parent and the Restricted Subsidiaries outstanding as of such date (minus the cash and Cash Equivalents of the Loan Parties that are not subject to any Lien securing Indebtedness other than the Obligations or Revolving Credit Obligations) to (b) the aggregate amount of Consolidated EBITDA of the Parent and the Restricted Subsidiaries for the most recently ended Test Period.

“Total Liabilities” of any Person means, at any date, all obligations that would be included in determining total liabilities as shown on the liabilities side of a Consolidated balance sheet of such Person and its Subsidiaries at such date; provided, however, that, regardless of whether the same would be so shown, “Total Liabilities” of any Person shall include all Indebtedness of such Person or any of its Subsidiaries at such date (other than intercompany Indebtedness) and shall exclude the greater of the liquidation preference and the redemption price of any outstanding Disqualified Stock of such Person at such date.

“Transactions” means, collectively, the transactions contemplated in the Merger Agreement, the amendment and restatement of the Existing Revolving Credit Agreement pursuant to Revolving Credit Agreement, the refinancing in full of the Target Credit Agreement, the Borrowing of the Closing Date Term Loans under this Agreement and the payment of related fees and expenses.

“UCC” has the meaning specified in the Pledge and Security Agreement.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

“United States” means the United States of America.

“Unrestricted Subsidiary” means each direct and indirect Subsidiary of the Parent that is designated by the board of directors of the Parent as an Unrestricted Subsidiary pursuant to a Section 7.12 (Designation of Subsidiaries) on or after the Closing Date and any Subsidiary of such Unrestricted Subsidiary.

“U.S. Lender” means each Lender (or the Administrative Agent) that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned” means, with respect to a Subsidiary of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Parent or any of the Restricted Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

“Working Capital” means, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 1.4 Conversion of Foreign Currencies

(a) Consolidated Funded Indebtedness. Consolidated Funded Indebtedness denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Consolidated Funded Indebtedness is reflected.

(b) Dollar Equivalents. The Administrative Agent shall reasonably determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender.

(c) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be reasonably necessary or appropriate.

Section 1.5 Certain Terms

(a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this ARTICLE I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders or the Administrative Agent is required hereunder or under the Intercreditor Agreement for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Citi in Section 10.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent, and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE TERM LOAN FACILITY

Section 2.1 The Term Loans

(a) Closing Date Term Loans. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make a loan (each a “Closing Date Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Term Loan Commitment. No amount of the Closing Date Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no Borrowing under the Term Loan Facility shall be allowed other than the advance set forth in the first sentence of this Section 2.1(a) and any Incremental Term Loan advanced as part of any Facility Increase.

(b) Incremental Term Loans.

(i) The Borrower shall have the right to send to the Administrative Agent, after the Closing Date but on or prior to the Closing Date Term Loan Maturity Date, a Facility Increase Notice to request an increase in the aggregate principal amount of the Term Loan Facility (each a “Facility Increase”) to be effectuated by the disbursement of one or more additional Term Loans (each an “Incremental Term Loan”) in excess of the Closing Date Term Loans, in a principal amount not to exceed $200,000,000 in the aggregate for all such requests. The Administrative Agent shall promptly notify each Lender of the proposed Facility Increase and of the proposed terms and conditions therefor agreed between the Borrower and the Administrative Agent. Each such Lender (and each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Facility Increase by forwarding its commitment therefor to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall allocate, in its discretion (after consultation with the Borrower) but in amounts not to exceed for each such Lender the commitment received from such Lender, Affiliate or Approved Fund, the Term Loan Commitments to be made as part of the Facility Increase to the Lenders from which it has received such written commitments; provided, however, the Administrative Agent shall be entitled, after consultation with the Borrower, to allocate to any Eligible Assignee any amount of such Facility Increase whether or not it has obtained commitments from existing Lenders. Each Facility Increase shall become effective on a date agreed by the Borrower and the Administrative Agent (each a “Facility Increase Date”), which shall be in any case on or after the date of satisfaction of the conditions precedent set forth in Section 3.2 (Conditions Precedent to Incremental Term Loans). The Administrative Agent shall notify the Lenders and the Borrower, on or before 1:00 p.m. (New York time) on the day following the Facility Increase Date of the effectiveness of the Facility Increase on the Facility Increase Date and shall record in the Register all applicable additional information in respect of such Facility Increase.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(ii) (A) The Incremental Term Loans and Term Loan Commitments extended pursuant to any Facility Increase shall rank pari passu in right of payment with all other Term Loans and Term Loan Commitments, (B) the weighted average life to maturity of the Incremental Term Loans shall not be shorter than the remaining average life to maturity of the Term Loans prior to giving effect to such Facility Increase, (C) the Incremental Term Loan Maturity Date for such Incremental Term Loans shall not be earlier than the Closing Date Term Loan Maturity Date, (D) the interest rate margins or yield to maturity applicable to such Incremental Term Loans shall not be more than 0.50% per annum higher than the interest rate margins or yield to maturity applicable to the Term Loans prior to giving effect to such Facility Increase, unless the interest rate margins or yield to maturity with respect to the Term Loans are increased by an amount equal to the difference between the interest rate margins or yield to maturity with respect to the Incremental Term Loans and the corresponding interest rate margins or yield to maturity for the Term Loans minus 0.50%, (E) all other terms of such Incremental Term Loans, if not consistent with the terms of the existing Term Loan Facility, shall be as agreed between the Borrower and the Lenders providing such Incremental Term Loans, and (F) after giving effect to such Facility Increase, the Senior Secured Leverage Ratio, determined on a Pro Forma Basis, shall be less than 3.0 to 1.

(iii) Any Facility Increase will be effected in accordance with procedures reasonably satisfactory to the Administrative Agent. Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or consent to any increase in the Term Loan Commitments, and any such increase may be subject to changes in any term of this Agreement reasonably acceptable to the Administrative Agent and the Borrower.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying, (A) the date of such proposed Borrowing (which, in the case of the Closing Date Term Loan Borrowing, shall be the Closing Date), (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans and (D) for each Eurodollar Rate Loan, the initial Interest Period or Periods thereof. Term Loans shall be made as Base Rate Loans unless, subject to Section 2.12 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.12(a) (Determination of Interest Rate). Each Lender shall, before 11:00 am. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Closing Date Term Loans) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Incremental Term Loans), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Term Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d) The failure of any Lender to make on the date specified any Term Loan or any payment required by it shall not relieve any other Lender of its obligations to make such Term Loan or payment on such date but no such other Lender shall be responsible for the failure of any Lender to make a Term Loan or payment required under this Agreement.

Section 2.3 Reduction and Termination of the Term Loan Commitments

(a) Any unused Term Loan Commitment (other than with respect to a Facility Increase) shall terminate on the Closing Date.

Section 2.4 Repayment of Term Loans

(a) The Borrower promises to repay the Closing Date Term Loans at the dates and in the amounts set forth below:

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

DATE	AMOUNT
December 31, 2007	$1,812,500

March 31, 2008	$1,812,500
June 30, 2008	$1,812,500
September 30, 2008	$1,812,500
December 31, 2008	$1,812,500

March 31, 2009	$1,812,500
June 30, 2009	$1,812,500
September 30, 2009	$1,812,500
December 31, 2009	$1,812,500

March 31, 2010	$1,812,500
June 30, 2010	$1,812,500
September 30, 2010	$1,812,500
December 31, 2010	$1,812,500

March 31, 2011	$1,812,500
June 30, 2011	$1,812,500
September 30, 2011	$1,812,500
December 31, 2011	$1,812,500

March 31, 2012	$1,812,500
June 30, 2012	$1,812,500
September 30, 2012	$1,812,500
December 31, 2012	$1,812,500

March 31, 2013	$1,812,500
June 30, 2013	$1,812,500
September 30, 2013	$1,812,500
December 31, 2013	$1,812,500

March 31, 2014	$1,812,500
June 30, 2014	$1,812,500

Term Loan Maturity Date	$676,062,500;

provided, however, that the Borrower shall repay the entire unpaid principal amount of the Term Loans on the Closing Date Term Loan Maturity Date.

(b) The Borrower promises to repay the Incremental Term Loans on the dates and in the amounts to be agreed by the Administrative Agent and the Borrower prior to the applicable Facility Increase Date; provided, however, that the Borrower shall repay the entire unpaid principal amount of each such Incremental Term Loan on the Incremental Term Loan Maturity Date.

(c) Payless ShoeSource, Inc., a Missouri corporation, and Payless ShoeSource Distribution, Inc., a Kansas corporation, hereby agree that, in addition to and without limitation to the obligations of such parties as Guarantors pursuant to the Guaranty, such parties hereby agree, in respect to the Obligations, to be jointly and severally liable with the Borrower as if such parties were borrowers hereunder.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 2.5 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) (i) The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s interest in each Term Loan and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders, (ii) the Term Loan Commitments of each Lender from time to time, (iii) the amount of each Term Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder and (v) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Term Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(i) Notwithstanding anything to the contrary contained in this Agreement, the Term Loans (including the Notes evidencing such Term Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Term Loans, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Term Loan. This Section 2.5(b) and Section 11.2 (Assignments and Participations) shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans of such Lender, substantially in the forms of Exhibit B (Form of Term Note).

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 2.6 Optional Prepayments

(a) The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Term Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.12(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $500,000 in excess thereof and that any such partial prepayment shall be applied to reduce ratably the remaining installments of such outstanding principal amount of the Term Loans in the stated order of their maturities. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b) The Borrower shall have no right to prepay the principal amount of any Term Loan other than as provided in this Section 2.6.

Section 2.7 Mandatory Prepayments

(a) Upon receipt by the Borrower, the Parent or any of the Restricted Subsidiaries of Net Cash Proceeds arising from an Included Asset Sale, Recovery Event or Debt Issuance (other than (i) a Debt Issuance permitted pursuant to clauses (a) through (l) of Section 8.1 (Indebtedness) and (ii) any Debt Issuance permitted pursuant to clause (m) of Section 8.1 (Indebtedness) in excess of the first $450,000,000 in principal amount thereof) the Borrower shall prepay the Term Loans. Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(b) The Borrower shall prepay the Term Loans within 120 days after the last day of each fiscal year (beginning with the fiscal year ended January 31, 2009), in an amount equal to 25% of Excess Cash Flow for such fiscal year; provided, that the amount of such prepayment shall be reduced to 0% of such Excess Cash Flow if the Total Leverage Ratio of the Borrower at the end of such fiscal year is less than 2.0 to 1. Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(c) Subject to the provisions of Section 2.11(g) (Payments and Computations), any prepayments made by the Borrower required to be applied in accordance with this clause (c) shall be applied to reduce ratably the remaining installments of such outstanding principal amount of the Term Loans on a pro rata basis.

Section 2.8 Interest

(a) Rate of Interest. All Term Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Term Loans, on the unpaid principal amount thereof from the date such Term Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin in effect from time to time; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Eurodollar Rate Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, if the Borrower shall default in the payment of the principal of or interest on any Term Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate that is two percent per annum in excess of the rate of interest applicable to such Term Loan or other Obligation from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.

Section 2.9 Conversion/Continuation Option

(a) The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in the amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Term Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit D (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Term Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.12 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.9, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Term Loans, then, upon the expiration of the applicable Interest Period, such Term Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.10 Fees

The Parent has agreed to pay to the Administrative Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

Section 2.11 Payments and Computations

(a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.13 (Capital Adequacy), Section 2.14 (Taxes) or Section 2.12(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Term Loans bearing interest based on Citibank’s base rate, 365 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Each payment by the Borrower of any Term Loan (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Term Loan was made or such cost, expense or other Obligation was incurred; provided, however, that other than for payments in respect of a Term Loan, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Term Loans shall be applied as follows: first, to repay such Term Loans outstanding as Base Rate Loans and then, to repay such Term Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.7(c) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Term Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of the Term Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of the Term Loans and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.7(c) (Mandatory Prepayments) and clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies) shall, subject to the provisions of the Intercreditor Agreement, apply all payments in respect of any Obligations and all other proceeds of Collateral in the following order:

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(i) first, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

(ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;

(iii) third, to pay Secured Obligations in respect of any fees then due to the Administrative Agent and the Lenders;

(iv) fourth, to pay interest then due and payable in respect of the Term Loans;

(v) fifth, to pay or prepay principal amounts on the Term Loans, ratably to the aggregate principal amount of such Term Loans;

(vi) sixth, to pay amounts owing with respect to Hedging Contracts, ratable to the aggregate principal amount of such Obligations owing with respect to Hedging Contracts; and

(vii) seventh, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi) and (vi) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vi) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or by any other Person that is not a Lender. The order of priority set forth in clauses (i), (ii) and (iii) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

Section 2.12 Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Term Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Term Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(c) Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of any doubt, this clause (c) shall not apply to any increased costs attributable to Taxes, which shall be governed by this Section 2.14 (Taxes).

(d) Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Term Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.8 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Term Loans) that such Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.9 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.7 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 2.13 Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.14 Taxes

(a) Except as otherwise provided in this Section 2.14, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by a jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized, does business, or has an office, and (B) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance, (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent or (z) a Lender that changes its Applicable Lending Office, the date of such change) applicable to such Lender or the Administrative Agent, as the case may be, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent or the date of such change of the Applicable Lending Office of a Lender) and (ii) in the case of each Lender or the Administrative Agent, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (other than any such connection arising solely from such Lender or the Administrative Agent having executed, delivered or performed its obligations or received a payment under, or having been a party or havng enforced this Agreement or other Loan Document) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14, such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) Each Loan Party shall, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Notwithstanding the foregoing, no Loan Party shall be required to indemnify any Lender or the Administrative Agent for amounts paid by such Lender or the Administrative Agent for Taxes to the extent such amounts are attributable to such Lender’s or the Administrative Agent’s failure to comply with the requirements of Section 2.14(f).

(d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.14 shall survive the payment in full of the Obligations.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(f) (i) Each Non-U.S. Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Closing Date in the case of each Non-U.S. lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender or the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable:

(A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;

(C) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or

(D) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.

Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender shall (v) on or prior to the Closing Date in the case of each U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender or on or prior to the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.14(f), a U.S. Lender shall not include a Lender or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.15 Substitution of Lenders

(a) In the event that (i)(A) any Lender makes a claim under Section 2.12(c) (Increased Costs) or Section 2.13 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.12(d) (Illegality) or (C) any Loan Party is required to make any payment pursuant to Section 2.14 (Taxes) that is attributable to a particular Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Term Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clauses (i)(A), (B) and (C) above, Lenders holding at least 75% of the Term Loans are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

(b) If the Substitution Notice was properly issued under this Section 2.15, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of all prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which pursuant to Section 11.5 (Limitation on Liability) do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Term Loan Commitment in the amount of such Affected Lender’s Term Loan Commitment assumed by it and such Term Loan Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.15, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Term Loans are evidenced by a Note) evidencing the Term Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

CONDITIONS TO TERM LOANS

Section 3.1 Conditions Precedent to Closing Date Term Loans

The obligation of each Lender to make the Closing Date Term Loans requested to be made by it on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent on or prior to the Closing Date:

(a) Certain Documents. The Administrative Agent shall have received (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Closing Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans, at least three Business Days prior to the Closing Date) each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent in its reasonable discretion, in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;

(ii) the Intercreditor Agreement, duly executed and delivered by the Revolving Credit Agent and each Loan Party party thereto;

(iii) the Guaranty, duly executed and delivered by each Guarantor;

(iv) except as set forth on Schedule 7.13 (Post-Closing Covenants) and subject to the proviso in Section 7.11 (Additional Collateral and Guarantees), the Pledge and Security Agreement, duly executed and delivered by the Borrower and each Guarantor, together with each of the following:

(A) evidence reasonably satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered on or before the Closing Date, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected security interest (having the priority set forth in the Intercreditor Agreement) in the Collateral, including (x) the filing of financing statements under the UCC, (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder and (z) such other such documents duly executed by each Loan Party as the Administrative Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement);

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(B) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank;

(C) to the extent delivered in connection with the Revolving Credit Agreement on the Closing Date or within such other time period as provided therein, all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and the applicable Loan Party; and

(D) to the extent delivered in connection with the Revolving Credit Agreement on the Closing Date or within such other time period as provided therein, Securities Account Control Agreements, duly executed by the applicable Loan Party and (1) all “securities intermediaries” (as defined in the UCC) with respect to all Securities Accounts and securities entitlements of the Borrower and each Guarantor and (2) all “commodities intermediaries” (as defined in the UCC) with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor;

(v) except as set forth on Schedule 7.13 (Post-Closing Covenants) and subject to the proviso in Section 7.11 (Additional Collateral and Guarantees), Mortgages for all of the Real Property of the Loan Parties identified on Schedule 4.19 (Real Property) (except as may be agreed to by the Administrative Agent), together with all Mortgage Supporting Documents relating thereto;

(vi) a favorable opinion of (A) Sullivan & Cromwell LLP, counsel to the Loan Parties, in substantially the form of Exhibit E (Form of Opinion of counsel for the Loan Parties), (B) counsel to the Borrower in Nevada, (C) counsel to Payless ShoeSource, Inc., a Missouri corporation, in Missouri and (D) counsel to Payless ShoeSource Worldwide, Inc. and Payless ShoeSource Distribution, Inc. each in Kansas, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

(vii) a copy of each Related Document certified as being complete and correct by a Responsible Officer of the Borrower or other Loan Party as the case may be;

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(viii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(ix) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (viii) above;

(x) a certificate of a Responsible Officer of the Borrower, stating that the Borrower is Solvent immediately before and after giving effect to the Closing Date Term Loans, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds), the payment of all estimated legal, accounting and other fees related hereto and thereto and the other Transactions; and

(xi) evidence reasonably satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and each other Loan Party.

(b) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) invoiced at least two Business Days prior to the Closing Date and due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

(c) Refinancing of Target Credit Agreement. (i) The Administrative Agent shall have received a payoff letter duly executed and delivered by the Target and the Existing Agent or other evidence of such termination in each case in form and substance reasonably satisfactory to the Administrative Agent; (ii) all obligations under the Target Credit Agreement shall have been repaid in full and (iii) the Target Credit Agreement, all Loan Documents (as defined therein) and all Liens granted in connection therewith shall have been terminated and released on terms reasonably acceptable to the Administrative Agent.

(d) Amendment and Restatement of Existing Revolving Credit Agreement. All obligations and Liens under the Existing Revolving Credit Agreement and any other Loan Documents (as defined therein) shall, through an amendment and restatement of such documents, become obligations and Liens under the Revolving Credit Loan Documents substantially on the terms set forth in that certain commitment letter dated May 22, 2007 addressed to the Borrower from Wells Fargo Retail Finance, LLC.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(e) Related Documents. The Administrative Agent shall be satisfied (i) that the terms and conditions of the Merger Agreement shall not have been amended, waived or modified without the approval of the Administrative Agent (other than (A) with the prior written consent, not to be unreasonably withheld, of the Arrangers and the Administrative Agent or (B) amendments, waivers and modifications to such terms that do not, individually or in the aggregate, materially and adversely affect the interests of the Lenders), (ii) that the Merger Agreement and the other Related Documents shall have been approved by all corporate action of the Borrower and each of the other parties thereto, shall have been executed and delivered by each such party and shall be in full force and effect, (iii) that subject only to the funding of the Closing Date Term Loans hereunder, all conditions precedent to the consummation of the Merger shall have been satisfied or waived as set forth in clause (i) above, and (iv) that subject only to the funding of the Closing Date Term Loans hereunder, the Merger shall have been consummated in accordance with the Merger Agreement and all applicable Requirements of Law and all representations and warranties made by the Target in the Merger Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower and/or the Acquisition Subsidiary has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement), shall be true and correct in all material respects on the Closing Date.

(f) No Material Adverse Effect. Since May 22, 2007, there shall not have occurred any change, event, circumstances or development that has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement as in effect on May 22, 2007).

(g) Consents, Etc. All requisite material Governmental Authorities shall have approved or consented to the Transactions to the extent required on or prior to the Closing Date, all applicable governmental filings have been made and all applicable waiting periods shall have expired without, in either case, any action being taken by any competent authority, all applicable appeal periods shall have expired and there shall be no action by any Governmental Authority that would reasonably be expected to restrain, prevent or impose burdensome conditions on such Transactions.

(h) Financial Statements of the Parent. The Lenders shall have received from the Parent a Consolidated balance sheet as of May 5, 2007 and related statements of income and cash flows of the Parent and its Subsidiaries on the Closing Date as of February 3, 2007 and May 5, 2007 and the trailing four quarters ended on May 5, 2007, each on a Pro Forma Basis after giving effect to each of the Transactions, together with a certificate of the chief financial officer of the Parent and its Subsidiaries on the Closing Date in accordance with GAAP and Regulation S-X.

(i) Projections. The Borrower shall have delivered to the Lenders the Projections.

(j) Request for Borrowing. With respect to the Closing Date Term Loans, the Administrative Agent shall have received a duly executed Notice of Borrowing.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(k) Representations and Warranties; No Defaults. Both before and after giving effect thereto and to the application of the proceeds thereof, (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.6, 4.10, 4.12, 4.20(a)(iv) and (c) and Section 3.2 of the Pledge and Security Agreement shall be true and correct on and as of the Closing Date and (ii) no Default or Event of Default shall have occurred and be continuing.

(l) No Legal Impediments. The making of the Closing Date Term Loans does not violate any Requirement of Law on the date of or immediately following such Closing Date Term Loan and is not enjoined, temporarily, preliminarily or permanently.

Section 3.2 Conditions Precedent to Incremental Term Loans

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Facility Increase Date for such Facility Increase each of the following, each dated such Facility Increase Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) written commitments duly executed by the applicable Incremental Term Loan Lenders in an aggregate amount equal to the amount of the proposed Facility Increase (as agreed between the Borrower and the Administrative Agent but in any case not to exceed, in the aggregate for all such Facility Increases, the maximum amount set forth in Section 2.1(b) (The Term Loans)) and, in the case of each Incremental Term Loan Lender that is not an existing Lender at the time of the applicable Facility Increase, an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and duly executed by the Borrower, the Administrative Agent and such Incremental Term Loan Lender;

(ii) an amendment to this Agreement, effective as of the Facility Increase Date and executed by the Borrower, the Administrative Agent and the applicable Incremental Term Loan Lenders, to the extent necessary to implement the terms and conditions of the Facility Increase (including interest rates, fees and scheduled repayment dates and maturity), as agreed by the Borrower and the Administrative Agent but, which, in any case, except for interest, fees, scheduled repayment dates and maturity, shall not be applied materially differently to the Facility Increase and the existing Term Loan Facility;

(iii) certified copies of resolutions of the Board of Directors (or equivalent governing body) of each Loan Party approving the consummation of such Facility Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other Loan Documents to be executed in connection therewith;

(iv) a favorable opinion of (A) counsel to the Loan Parties that is reasonably acceptable to Administrative Agent, in substantially the form of Exhibit E (Form of Opinion of counsel for the Loan Parties), (B) counsel to the Borrower in Nevada, (C) counsel to Payless ShoeSource, Inc. in Missouri and (D) counsel to Payless ShoeSource Worldwide, Inc. and Payless ShoeSource Distribution, Inc. each in Kansas, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request; and

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(v) such other documents as the Administrative Agent may reasonably request or as any Incremental Term Loan Lender participating in such Facility Increase may reasonably require as a condition to its commitment in such Facility Increase.

(b) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Facility Increase on such Facility Increase Date), as applicable, all fees and expenses (including attorney costs of the Administrative Agent) due and payable on or before the Facility Increase Date (including all such fees described in the Fee Letters).

(c) Other Conditions. As of the Facility Increase Date for such Facility Increase, such Facility Increase shall be made on the terms and conditions set forth in Section 2.1(b) (The Term Loans).

(d) Representations and Warranties; Events of Default. Both before and after giving effect to any Incremental Term Loan and to the application of the proceeds thereof, (i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects on and as of the date on which such Incremental Term Loan is made with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and (ii) no Default or Event of Default shall have occurred and be continuing.

(e) Request for Borrowing. With respect to any Incremental Term Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing.

(f) No Legal Impediments. The making of the Incremental Term Loans on such date does not violate any Requirement of Law on the date of or immediately following such Incremental Term Loan and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Incremental Term Loan requested therein shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (e) above on the date of the making of such Incremental Term Loan.

Section 3.3 Determinations of Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Closing Date Term Loans) and Section 3.2 (Conditions Precedent to Incremental Term Loans), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or reasonably acceptable or reasonably satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the applicable Term Loan Borrowing hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Term Loan Borrowing.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders and the Administrative Agent, on and as of the Closing Date and after giving effect to the Merger and the making of the Term Loans on the Closing Date and on and as of each date as required by Section 3.2 (Conditions Precedent to Incremental Term Loans):

Section 4.1 Corporate Existence; Compliance with Law

Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, except where the failure to have such power, authority and legal right would not, in the aggregate, have a Material Adverse Effect, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions To Term Loans) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene or violate such Loan Party’s respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Related Document or any other material Contractual Obligation of such Loan Party or (D) result in the creation or imposition of any Lien upon any property of such Loan Party, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Closing Date Term Loans), and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.3 Ownership of Subsidiaries

Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries owned (directly or indirectly) by the Parent and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Parent. No Stock of any Subsidiary owned (directly or indirectly) by the Parent is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each owned (directly or indirectly) by the Parent has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Parent or a Subsidiary of the Parent, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement and the Revolving Credit Loan Documents), options, warrants, rights of conversion or purchase or any similar rights.

Section 4.4 Financial Statements

(a) All Financial Statements relating to the Group Members that have been provided by Borrower to the Administrative Agent or the Lenders pursuant to Section 3.1(h) (Conditions Precedent to Closing Date Term Loans) and Section 6.1 (Financial Statements) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of the Borrower, the Parent and its Subsidiaries as of the date thereof and results of operations for the period then ended.

(b) The Projections have been prepared by the Parent in light of the past operations of its business, and reflect projections for the seven year period beginning on February 4, 2007, on a quarterly basis through the end of the fiscal year ending 2007 and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which the Parent believes to be reasonable and fair in light of current conditions and current facts known to the Parent and, as of the Closing Date, reflect the Parent’s good faith and reasonable estimates of the future financial performance of the Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(c) The consolidated balance sheet as of May 5, 2007 and the related statements of income and cash flows of the Borrower and its Subsidiaries on the Closing Date as of February 3, 2007 and May 5, 2007 and the trailing four quarters ended on May 5, 2007, in each case delivered to the Administrative Agent pursuant to Section 3.1(h) (Conditions Precedent to Closing Date Term Loans), reflects as of such date, on a Pro Forma Basis, the Consolidated financial condition of the Borrower and its Subsidiaries, and the assumptions expressed therein were reasonable based on the information available to the Borrower at the time so furnished and on the Closing Date.

Section 4.5 Material Adverse Change

Since May 5, 2007, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Solvency

Both before and after giving effect to (a) the Term Loans to be made on the Closing Date or such other date as Term Loans requested hereunder are made, (b) the disbursement of the proceeds of such Term Loans pursuant to the instructions of the Borrower, (c) the Merger and the consummation of the other financing transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Group Member is Solvent.

Section 4.7 Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting any of the Group Members before any court, Governmental Authority or arbitrator other than those that, individually or when considered in the aggregate with other related actions, investigations or proceedings, would not have a Material Adverse Effect. The performance of any action by any Group Member required or contemplated by any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8 Taxes

(a) All material federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any material fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Affiliate in conformity with GAAP. [Except as disclosed on Schedule 4.8,]1 no Tax Return is under audit or examination by any Governmental Authority and no written, and to the knowledge of the Borrower oral, notice of such an audit or examination or any assertion of any claim for Taxes has been received by the Borrower or any of its Tax Affiliates. Proper amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities, except those that, in the aggregate, would not result in a Material Adverse Effect.

(b) None of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof, (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent or (iv) participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4((6)).

Section 4.9 Full Disclosure

The information prepared or furnished by or on behalf of the Borrower in connection with this Agreement or the Related Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in any material respect at such time in light of the circumstances under which such information was provided.

Section 4.10 Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Term Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Burdensome Restrictions; No Defaults

(a) No Group Member (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b) No Group Member is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any of the Group Members, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.
______________________
1Under discussion with S&C.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(c) No Default or Event of Default has occurred and is continuing.

(d) To the best knowledge of the Borrower, there are no Requirements of Law applicable to any of the Group Members the compliance with which by such Group Member, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12 Investment Company Act

No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13 Use of Proceeds

(a) The proceeds of the Closing Date Term Loans are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely (a) to refinance all Indebtedness and other obligations outstanding under the Target Credit Agreement, (b) to finance the Merger and for the payment of related transaction costs, fees and expenses and (c) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement, the Revolving Credit Agreement and the transactions contemplated hereby.

(b) The proceeds of any Incremental Term Loans shall be used (a) to finance working capital needs and (b) for general corporate purposes.

Section 4.14 Insurance

Each of the Group Members maintains in full force and effect such policies of insurance, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Person, except to the extent that any failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Group Members, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving any Group Members, nor are there any arbitrations or grievances threatened involving any of the Group Members, other than those that, in the aggregate, would not have a Material Adverse Effect.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any material number of employees of any Group Member.

Section 4.16 ERISA

(a) Schedule 4.16 (List of Plans) separately identifies all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which any Group Member has any obligation or liability, contingent or otherwise.

(b) Each employee benefit plan of the Group Members intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for noncompliances that, in the aggregate, would not have a Material Adverse Effect.

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e) Except to the extent set forth on Schedule 4.16 (List of Plans), none of the Group Members or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 4.17 Environmental Matters

(a) The operations of the Group Members have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Group Members incurring Environmental Liabilities and Costs after the date hereof that would have a Material Adverse Effect.

(b) None of the Group Members or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for any of the Group Members is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Group Members incurring Environmental Liabilities and Costs that would have a Material Adverse Effect.

(c) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by any of the Group Members that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Group Members incurring Environmental Liabilities and Costs that would have a Material Adverse Effect.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(d) The Group Members have provided the Lenders with copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Group Members or any Real Property of any of them that are in the possession, custody or control of the Group Members.

(e) Except for other matters that would not reasonably be expected to result in a Material Adverse Effect, (i) no owned Real Property of any Group Member has ever been used by any Group Member or, to each Group Member’s knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of or in a manner likely to give rise to liability under any Environmental Law, (ii) no Group Member’s owned Real Property and, to each Group Member’s knowledge, any leased Real Property has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (iii) no Group Member has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Group Member, and (iv) no Group Member has received a summons, citation, notice, or directive from the U.S. Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Group Member resulting in the releasing or disposing of Hazardous Materials into the environment in violation of or in a manner likely to give rise to liability under any Environmental Law.

Section 4.18 Intellectual Property

Except as disclosed on Schedule 4.18 (Intellectual Property), the Group Members own or license or otherwise have the continuing right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, servicemarks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property) that are reasonably necessary for the operations of their respective businesses, without infringement upon, misappropriation of, or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Group Members, except where such failure to own or license, individually or in the aggregate, would not have a Material Adverse Effect. To the Borrower’s knowledge no license, permit, patent, patent application, trademark, trademark application, servicemark, tradename, copyright, copyright application, Internet domain name, franchise authorization, other intellectual property right (including all Intellectual Property), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, by any of the Group Members infringes upon, misappropriates, or conflicts with any rights owned by any other Person, in any manner that would have a Material Adverse Effect and no claim or litigation regarding any of the foregoing is pending or threatened, except (i) that which would not otherwise have a Material Adverse Effect and (ii) as disclosed on Schedule 4.7 (Litigation).

Section 4.19 Title; Real Property

(a) Each Group Member has good and marketable title to, or valid leasehold interests in, all Real Property and good title to, or valid leasehold interests in, all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien; except (i) for Liens permitted under Section 8.2 (Liens, Etc.), and (ii) where the loss thereof would not, individually or in the aggregate, result in a Material Adverse Effect.. The Group Members have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, such Group Member’s right, title and interest in and to all such property, except where the lack thereof would not, individually or in the aggregate, result in a Material Adverse Effect.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all Real Property of each Loan Party, except for owned and leased Real Property the primary use of which is as a retail store, and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

(c) All Permits required to have been issued or appropriate to enable all Real Property of the Group Members to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(d) No Group Member has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of any Group Member or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20 Related Documents

(a) The execution, delivery and performance by each Group Member of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby by such Group Member:

(i) are within such Group Member’s respective corporate, limited liability company, partnership or other powers;

(ii) on or prior to the Closing Date will have been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

(iii) do not and will not (A) contravene or violate such Group Member’s Constituent Documents, (B) violate any other Requirement of Law applicable to such Group Member, or any order or decree of any Governmental Authority or arbitrator, except to the extent that, in the aggregate, such violation would not have a Material Adverse Effect, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Group Member, except for those that, in the aggregate, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of such Group Member (or any other Group Member) other than a Lien permitted under Section 8.2 (Liens, Etc.); and

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date, none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by the Borrower over any Group Members and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.

(b) None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.12 (Modification of Related Documents).

(c) The Obligations constitute “Senior Debt” as defined in the Subordinated Notes Indenture.

ARTICLE V

The Borrower agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Maximum Total Leverage Ratio

The Borrower shall maintain, on the last day of each fiscal quarter set forth below, a Total Leverage Ratio of not more than the maximum ratio set forth below opposite such fiscal quarter:

FISCAL QUARTER ENDING ON OR ABOUT	MAXIMUM LEVERAGE RATIO
October 31, 2007, January 31, 2008, April 30, 2008, July 31, 2008, October 31, 2008 and January 31, 2009	4.7 to 1
April 30, 2009, July 31, 2009, October 31, 2009 and January 31, 2010	4.2 to 1
April 30, 2010 and each fiscal quarter thereafter	4.0 to 1

ARTICLE VI

REPORTING COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The Borrower shall furnish to the Administrative Agent each of the following:

(a) Quarterly Reports. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, financial information regarding the Parent and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the fiscal year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by the chief financial officer of the Borrower as fairly presenting the Consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) Annual Reports. Within 90 days after the end of each fiscal year, financial information regarding the Parent and its Subsidiaries consisting of Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Parent and its Subsidiaries for such fiscal year, all prepared in conformity with GAAP and certified without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Parent and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(c) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining (A) the Total Leverage Ratio, (B) the Senior Secured Leverage Ratio, (C) the Applicable Amount, (D) Excess Cash Flow (but only in connection with Financial Statements delivered pursuant to clause (b) above for the preceding four fiscal quarters) and (E) compliance with the financial covenant contained in Article V (Financial Covenant) and in Section 8.3 (Investments) (as applicable) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

(d) Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent that, to the knowledge of the Borrower, all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding fiscal quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (d) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (d) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(e) Business Plan. As soon as approved by the board of directors of Parent and not later than 60 days after the end of each fiscal year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Borrower, the Parent and its Subsidiaries for the next succeeding fiscal year approved by the Board of Directors of the Parent and (ii) forecasts prepared by management of the Parent for each of the succeeding fiscal years through the fiscal year in which the Term Loan Maturity Date is scheduled to occur, including, in each instance described in clauses (i) and (ii) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of the Parent or the Borrower has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Within 30 days after the later of (i) the service of process with respect thereto on any Loan Party or (ii) such time as exposure of the Loan Party could be reasonably determined, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting any of the Group Members that (i) seeks injunctive or similar relief that could reasonably be expected to have a Material Adverse Effect or (ii) in the reasonable judgment of such Group Member, expose any of the Group Members to liability in an amount that, if adversely determined, would have a Material Adverse Effect.

Section 6.4 SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Borrower shall send notices to the Administrative Agent of (a) all reports and registration statements that the Borrower, the Parent or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc. on Form 10-K, 10-Q or 8-K, and (b) all other statements concerning material changes or developments in the business of the Group Members made available by any Group Member to the public or its other creditors generally, provided, however, that the Borrower shall provide copies to the Administrative Agent of all (i) all documents listed in clauses (a) and (b) above that are not publicly available or (ii) each document listed in clauses (a) and (b) above upon the request of the Administrative Agent.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 6.5 Insurance

As soon as is practicable and in any event within 90 days after the end of each fiscal year, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by any Loan Party and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming, with respect to any insurance maintained by any Loan Party, that the Administrative Agent has been named as loss payee or additional insured, as applicable.

Section 6.6 ERISA Matters

The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a) promptly and in any event within 30 days after any Group Member or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b) promptly and in any event within 30 days after any Group Member or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Group Members and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c) promptly and in any event within 5 days after the date that any Group Member or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.7 Environmental Matters

The Borrower shall provide the Administrative Agent promptly and in any event within 10 days after any Group Member learning of any of the following, written notice of each of the following:

(a) that an Environmental Lien has been filed against any of the real or personal property of any Group Member;

(b) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Group Member;

(c) the discovery by any Group Member of any condition that would reasonably be expected to result in collective Environmental Liabilities and costs whose Dollar Equivalent would have a Material Adverse Effect;

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(d) any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Group Member other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Group Members collectively to Environmental Liabilities and Costs that would have a Material Adverse Effect;

(e) any proposed action by any Group Member or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Group Members to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have a Material Adverse Effect or that shall subject the Group Members to additional Environmental Liabilities and Costs that would have a Material Adverse Effect;

(f) notice of any violation citation or other administrative order received by any Loan Party that, in the aggregate, would have a Material Adverse Effect; and

(g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.8 Other Information

The Borrower shall provide the Administrative Agent, or any Lender making a request through the Administrative Agent, with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower, the Parent or any Restricted Subsidiary as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request, including a Corporate Chart. Documents or notices required to be delivered pursuant to this clauses (a) and (b) of Section 6.1 (Financial Statements) and Section 6.3 (Litigation), which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, in an annual or quarterly report of the Parent on Form 10-K or 10-Q or in a current report of the Parent on Form 8-K, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, (i) the Parent shall have provided notice to the Administrative Agent that such document or notice is publicly available and (ii) upon the request of the Administrative Agent, the Borrower shall deliver paper copies (or in any other manner approved pursuant to Section 11.8 (Notices, Etc.) of such documents or notices to the Administrative Agent.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each of the Parent and the Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 7.1 Preservation of Corporate Existence, Etc.

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets), 8.7 (Restriction on Fundamental Changes) and Section 8.11 (Modification of Constituent Documents) and, in the case of statutory rights and franchises, for those that would not, in the aggregate, have a Material Adverse Effect..

Section 7.2 Compliance with Laws, Etc.

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3 Conduct of Business

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower, the Parent or any Restricted Subsidiary, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc.

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except (i) where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower, the Parent or the appropriate Restricted Subsidiary in conformity with GAAP or (ii) where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect.

Section 7.5 Maintenance of Insurance

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, (a) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower, the Parent or such Restricted Subsidiary operates, and such other insurance as may be required by any Collateral Document and (b) cause all such insurance relating to the Borrower, the Parent or any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 7.6 Access

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within five Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower, the Parent and each Restricted Subsidiary, (b) visit the properties of the Borrower, the Parent and each Restricted Subsidiary, (c) discuss the affairs, finances and accounts of the Borrower, the Parent and each Restricted Subsidiary with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Borrower’s Accountants), if any. The Borrower, the Parent and each Restricted Subsidiary shall authorize its certified public accountants (including the Borrower’s Accountants), if any, to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower, the Parent and each Restricted Subsidiary.

Section 7.7 Keeping of Books

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower, the Parent and each Restricted Subsidiary.

Section 7.8 Maintenance of Properties, Etc.

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The Borrower (and, to the extent distributed to them by the Borrower, the Parent and each Restricted Subsidiary) shall use the entire amount of the proceeds of the Term Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10 Environmental

The Borrower and Parent each shall, and Parent shall cause each Restricted Subsidiary to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of any of the Borrower, the Parent or any Restricted Subsidiary incurring Environmental Liabilities and Costs that would have a Material Adverse Effect, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 7.11 Additional Collateral and Guaranties

Unless otherwise agreed by the Administrative Agent in its reasonable discretion, subject to Section 7.13 (Post-Closing Covenants), to the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and any Person (other than an Immaterial Subsidiary) that becomes a Wholly-Owned Domestic Subsidiary of any Loan Party after the Closing Date), the Borrower and Parent each agree promptly to do, or cause each other Group Member to do, each of the following (including in respect of any after-acquired property) in form and substance reasonably satisfactory to the Administrative Agent:

(a) except for any Immaterial Subsidiary (other than with respect to its Stock or Stock Equivalents under clause (B)(1) below), cause such Group Member to (A) become a party to a Guaranty and applicable Collateral Documents or enter into new Collateral Documents and (B) take such other actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant to the Administrative Agent for the benefit of the Secured Parties, subject only to the Liens permitted under Section 8.2 (Liens, Etc.), a valid and enforceable perfected first-priority security interest in (1) all of the Stock and Stock Equivalents of such Borrower, the Parent or Restricted Subsidiary and (2) all property and assets of such Borrower, the Parent or Restricted Subsidiary, including, if applicable, the filing of UCC financing statements (or the applicable equivalent) and perfection (including, if applicable, the delivery of all certificates, together with undated powers or endorsements in blank) of security interest on Stock, Stock Equivalents, intercompany notes or debt Securities in such jurisdictions as may be required by the Collateral Documents, by any Requirement of Law or as may be reasonably requested by the Administrative Agent;

(b) upon written request of the Administrative Agent, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 60 days after receipt of such notice, a Mortgage (or similar security document) on any owned Real Property of any Loan Party with a fair market value of $10,000,000 or more, together with, if requested by the Administrative Agent, all Collateral Documents (including any Mortgage Supporting Documents) necessary or, in the reasonable judgment of the Administrative Agent, appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a valid and enforceable perfected first-priority Lien on such Real Property, subject only to the Liens permitted under Section 8.2 (Liens, Etc.);

(c) to take such other actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to ensure the validity or continuing validity of the guaranties or to create, maintain or perfect the security interest required to be granted pursuant to clauses (a) and (b) above, including such actions as may be required by the Collateral Documents or by any Requirement of Law or reasonably requested by the Administrative Agent; and

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(d) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;

provided, however, that notwithstanding anything to the contrary contained in this Section 7.11 or in Section 3.1 (Conditions Precedent to Closing Date Term Loans), (i) any security interest required to be granted under the Loan Documents on any assets of a Group Member shall be subject to the Intercreditor Agreement and any Liens permitted under Section 8.2 (Liens, Etc.), (ii) the Loan Documents shall not require any Group Member to enter into any control agreement for the perfection of security interests in Cash, Cash Equivalents or Securities in a deposit or securities account (other than any Cash Collateral Account) except to the extent the same is required under the terms of the Revolving Credit Agreement and (iii) the Loan Documents shall not require the creation or perfection of, pledges of or security interests in, or the obtaining of title insurance or legal opinions with respect to, any Excluded Assets or any leaseholds, commercial tort claims, motor vehicles or any other asset subject to certificates of title or letter of credit rights (other than any such rights constituting “supporting obligations” as defined in the UCC). Nothing herein shall restrict any Group Member that is not a Loan Party on the Closing Date from becoming a Loan Party; provided, however, that such Group Member shall have complied with the provisions of this Section 7.11 as if it were a new Restricted Subsidiary.

Section 7.12 Designation of Subsidiaries

The board of directors of the Parent may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it previously had been designated as an Unrestricted Subsidiary, (c) any such designation shall be deemed to be an Investment requiring compliance with Section 8.3 (Investments) (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) the Parent’s direct or indirect equity ownership percentage of the net worth of such designated Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Restricted Subsidiary of the Parent’s, Borrower’s or another Restricted Subsidiary’s Indebtedness) and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Parent, Borrower or any other Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i) above, on a Consolidated basis in accordance with GAAP, and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Indebtedness of the Parent. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 7.13 Post-Closing Covenants

Each of the Parent and the Borrower shall, and Parent shall cause each other Group Member to, comply with the terms and conditions set forth on Schedule 7.13 (Post-Closing Covenants).

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

ARTICLE VIII

NEGATIVE COVENANTS

Each of the Parent and the Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Term Loan Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness

The Parent shall not, nor shall it permit the Borrower or any Restricted Subsidiary to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or Disqualified Stock, except for the following:

(a) the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (i) below) and Guaranty Obligations in respect thereto and Permitted Refinancings thereof;

(b) the Revolving Credit Obligations and Permitted Refinancings thereof;

(c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Indebtedness) and Permitted Refinancings thereof;

(d) Guaranty Obligations incurred by the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any Guarantor that is otherwise permitted by this Section 8.1 (other than clause (a) above);

(e) Capital Lease Obligations, purchase money Indebtedness or other Indebtedness in respect of industrial revenue or similar bonds, in each case incurred by the Parent or a Restricted Subsidiary to finance the acquisition, construction or improvement of fixed assets and Permitted Refinancings thereof; provided, however, that the aggregate outstanding principal amount of all such Capital Lease Obligations, purchase money or other Indebtedness and Permitted Refinancings thereof at the date such Capital Lease Obligation, purchase money or other Indebtedness is incurred, and after giving effect thereto, shall not exceed the greater of (i) $50,000,000 and (ii) 2.0% of the Total Assets of the Borrower, the Parent and the Restricted Subsidiaries taken as a whole;

(f) Attributable Debt incurred by the Parent or any Restricted Subsidiary pursuant to Permitted Sale Leaseback transactions; provided, however, that the aggregate principal amount all such of Attributable Debt outstanding at the date such Permitted Sale Leaseback transaction is consummated, and after giving effect thereto, shall not exceed the greater of (i) $50,000,000 and (ii) 2.0% of Total Assets of the Borrower and the Restricted Subsidiaries taken as a whole at any time;

(g) Indebtedness arising from intercompany loans (i) among Loan Parties, (ii) among Qualified Restricted Subsidiaries, (iii) among Restricted Subsidiaries that are not Qualified Restricted Subsidiaries or Guarantors, (iv) from any Restricted Subsidiary to any Loan Party; provided, however, any such loans shall be subordinated to the Obligations on terms that expressly prohibit payment of any amount thereof (including interest thereon) at any time an Event of Default has occurred and is continuing, (v) from any Loan Party to any Qualified Restricted Subsidiary, (vi) from any Loan Party or Qualified Restricted Subsidiary to any Restricted Subsidiary that is not a Loan Party or Qualified Restricted Subsidiary or to any Unrestricted Subsidiary and (vii) from any Restricted Subsidiary that is not a Qualified Restricted Subsidiary or a Guarantor to any Unrestricted Subsidiary; provided, however, that, in the case of clauses (v), (vi) and (vii) above, the Investment in such intercompany loan to such Subsidiary is permitted under Section 8.3 (Investments);

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(h) Indebtedness of the Borrower and the Restricted Subsidiaries arising under any performance or surety bond entered into in the ordinary course of business;

(i) Obligations under Hedging Contracts permitted under Section 8.15 (No Speculative Transactions);

(j) other Indebtedness of the Parent and the Restricted Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided, however, that Indebtedness of Persons which are not Loan Parties pursuant to this clause (j) shall not exceed an aggregate principal amount of $50,000,000 at any time outstanding;

(k) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date in connection with a Permitted Acquisition and any Permitted Refinancing thereof; provided, that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) after giving effect to the assumption of such Indebtedness (A) the Parent would be in compliance with the financial covenant contained in Section 5.1 (Financial Covenant) for the most recently ended Test Period, determined on a Pro Forma Basis, and (B) if such Indebtedness is secured by a Lien on any assets of such Person, the Senior Secured Leverage Ratio would be less than 3.0 to 1 on a Pro Forma Basis, (iii) such Indebtedness is not guaranteed in any respect by the Borrower, any Guarantor or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) and (iv) except for Indebtedness consisting of Capital Lease Obligations, revenue bonds, purchase money Indebtedness or mortgages or other Liens on specific assets no portion of such Indebtedness matures prior to the Term Loan Maturity Date;

(l) Indebtedness of the Borrower or the Restricted Subsidiaries arising from the issuance, for use in the ordinary course of business, of letters of credit in an aggregate amount not to exceed at any one time outstanding $75,000,000; and

(m) Indebtedness of the Loan Parties not otherwise permitted under this Section 8.1 and Permitted Refinancings thereof; provided, however, that after giving effect to the occurrence of such Indebtedness (A) no Default or Event of Default shall have occurred and be continuing and (B) the Parent would be in compliance with the financial covenant contained in Section 5.1 (Financial Covenant) for the most recently ended Test Period, determined on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 8.2 Liens, Etc.

The Parent shall not, nor shall it permit any Restricted Subsidiary to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any Restricted Subsidiary to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents;

(b) Liens created pursuant to the Revolving Credit Loan Documents securing the Revolving Credit Obligations, subject to the terms of the Intercreditor Agreement;

(c) Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens);

(d) Customary Permitted Liens on the assets of the Borrower and the Restricted Subsidiaries;

(e) purchase money Liens or Liens in favor of any Governmental Authority or a Subsidiary thereof granted by the Borrower or any of the Restricted Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens or Liens in favor of such Governmental Authority or Subsidiary thereof to which any property is subject at the time, on or after the date hereof, of the Borrower’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(e) (Indebtedness) and limited in each case to the property purchased, constructed or improved with the proceeds of such purchase money or other Indebtedness or subject to such Capital Lease;

(f) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (c) or (e) above or this clause (f) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by clause (c) or (e) of Section 8.1(Indebtedness);

(g) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, a Permitted Sale Leaseback, in each case to the extent such operating leases or Permitted Sale Leasebacks are permitted hereunder;

(h) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 8.1(k) (Indebtedness); provided that such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any Permitted Refinancing thereof; and

(i) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of any Restricted Subsidiary; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities shall not exceed $50,000,000 at any time.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 8.3 Investments

The Parent shall not, nor shall it permit Borrower or any Restricted Subsidiary to make or maintain, directly or indirectly, any Investment except for the following:

(a) Investments existing on the date of this Agreement and disclosed on Error! Reference source not found.3 (Existing Investments);

(b) Investments in cash and Cash Equivalents;

(c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Group Members;

(d) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business;

(e) Investments (i) among Loan Parties, (ii) among Qualified Restricted Subsidiaries, (iii) among Restricted Subsidiaries that are not Qualified Restricted Subsidiaries or Guarantors, (iv) from any Restricted Subsidiary to any Loan Party, (v) from any Loan Party to any Qualified Restricted Subsidiary; provided, however, that at the date of, and after giving effect to any such Investment made pursuant to this clause (v) or clause (i)(B) below, the Parent would be in compliance with the financial covenant contained in Section 5.1 (Financial Covenant) for the most recently ended Test Period, determined on a Pro Forma Basis, and provided further, that, the aggregate outstanding amount of all such Investments permitted pursuant to this clause (v), together with all such Investments in Permitted Acquisitions permitted pursuant to clause (i)(B) below, shall not exceed $250,000,000;

(f) Investments in respect of (i) Hedging Contracts permitted under Section 8.15 (No Speculative Transactions) and (ii) any Note Hedge Transaction;

(g) loans or advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (g) shall not exceed $10,000,000 at any time;

(h) Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(i) Investments in any Person that becomes a Loan Party or a Qualified Restricted Subsidiary or in any assets that are acquired by a Loan Party or a Qualified Restricted Subsidiary, in each case, in connection with any Permitted Acquisition consummated after the Closing Date; provided, however, that at the date of, and after giving effect to any such Investment made pursuant to this clause (i), the Parent would be in compliance with the financial covenant contained in Section 5.1 (Financial Covenant) for the most recently ended Test Period, determined on a Pro Forma Basis, and provided further, that, (A) the fair market value (determined in good faith by the Borrower) of such Investments (or portion thereof) in Persons that become Loan Parties or in assets that are acquired by Loan Parties shall not exceed $500,000,000 in the aggregate, except for any such Investment to the extent the consideration for which consists of Qualified Capital Stock of the Parent and (B) the fair market value (determined in good faith by the Borrower) of such Investments (or portion thereof) in Persons that become Qualified Restricted Subsidiaries or in assets that are acquired by Qualified Restricted Subsidiaries shall not, together with all such Investments permitted pursuant to clause (e)(v) above, exceed $250,000,000 in the aggregate (it being understood that additional Investments in connection with Permitted Acquisitions, including Investments in Restricted Subsidiaries that are not Loan Parties or Qualified Restricted Subsidiaries, may be made in reliance on clause (j) below); and

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(j) Investments in an amount not to exceed at the date of, and after giving effect to such Investment, the sum of (i) the greater of (a) $75,000,000 and (b) 2.5% of the Total Assets of the Borrower and the Restricted Subsidiaries taken as a whole at such time and (ii) the Applicable Amount in the aggregate at any time outstanding.

Section 8.4 Sale of Assets

The Parent shall not, nor shall it permit Borrower or any Restricted Subsidiary to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, except in the case of the Borrower, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a) the sale or disposition of Cash Equivalents, Inventory or other assets, in each case in the ordinary course of business;

(b) the sale or disposition of equipment that has become obsolete, damaged, surplus or otherwise no longer used or useful in the ordinary course of business or is replaced in the ordinary course of business;

(c) any Recovery Event (without giving effect to the limitations in the definition thereof);

(d) sales or other dispositions without recourse and in the ordinary course of business of overdue accounts receivable in connection with the compromise or collection thereof;

(e) the licensing, sublicensing or other similar ordinary course transfers (but not sales) of intellectual property rights (on an exclusive or non-exclusive basis) to the extent that the foregoing occurs on an arms-length basis;

(f) the settlement, release or surrender of tort or other litigation claims;

(g) asset contributions for no cash consideration (or its equivalent) to the extent constituting an Investment permitted by Section 8.3(e) (Investments);

(h) Assets Sales (i) among the Loan Parties, (ii) among Qualified Restricted Subsidiaries, and (iii) among Restricted Subsidiaries that are not Qualified Restricted Subsidiaries or Loan Parties;

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(i) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a Sale Leaseback;

(j) dispositions of property pursuant to a Permitted Sale Leaseback; provided, however, that with respect to any such Asset Sale pursuant to this clause (j), an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.7 (Mandatory Prepayments);

(k) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, 75% of which shall be payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (k), (i) the Dollar Equivalent of the aggregate consideration received during any fiscal year for all such Asset Sales shall not exceed 2.0% of the Total Assets of the Borrower and the Restricted Subsidiaries taken as a whole at any time outstanding and (ii) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.7 (Mandatory Prepayments);

(l) any other sale or transfer or series of related sales or transfers that result in cash consideration of less than $1,000,000;

(m) termination, sale or closure of up to 500 stores, subleases and franchises per annum, net of those acquired or opened; provided, however, that at no time shall the aggregate number of stores owned or franchised by the Group Members be less than 3,500;

(n) transfers to insurers as part of insurance settlements for losses to governmental authority for condemned property; and

(o) dispositions listed on Schedule 8.4 (Asset Sales).

Section 8.5 Restricted Payments

The Parent shall not, and shall not permit Borrower or any Restricted Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments by any Subsidiary of the Parent to any Loan Party;

(b) dividends and distributions declared and paid on the common Stock of the Parent and payable only in common Stock of the Parent;

(c) (i) payments of cash upon conversion, redemption, repayment, prepayment or repurchase of any Indebtedness to the extent such payments would be permitted under Section 8.6(e) (Prepayment of Indebtedness), (ii) deliveries of the Borrower’s common stock upon conversion of any Qualified Refinancing Indebtedness to equity, (iii) payments of cash in respect of any interest payments due on any Qualified Refinancing Indebtedness, (iv) Restricted Payments in respect of any Note Hedge Transaction (including, but not limited to, the purchase and exercise of such Note Hedge Transaction), and (v) Restricted Payments in respect of any warrant transaction entered into concurrently with any Note Hedge Transaction;

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(d) as long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an amount not to exceed, together with any payment made pursuant to clause (g) of Section 8.6 (Prepayment of Indebtedness), the sum of (i) $50,000,000 and (ii) the Applicable Amount in the aggregate at any time outstanding;

(e) repurchases of Parent stock in connection with the exercise of employee stock options in the ordinary course of business on a basis that is “net of taxes” or any equivalent gross exercise and repurchase to fund tax liabilities to the extent required under applicable employee contractual arrangements; and

(f) dividends or distributions by Restricted Subsidiaries to another Restricted Subsidiary and to minority investors in such Restricted Subsidiary, in each case to the extent of their interest therein, provided, however, that any such Restricted Payment shall be made pro rata among all such investors.

Section 8.6 Prepayment of Indebtedness

The Parent shall not, nor shall it permit Borrower or any Restricted Subsidiary to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness (each an “Optional Debt Prepayment”); provided, however, that the Borrower, the Parent, and each Restricted Subsidiary may (a) prepay the Obligations in accordance with the terms of this Agreement, (b) prepay Indebtedness under the Target Credit Agreement with the proceeds of the Closing Date Term Loans hereunder, (c) prepay any intercompany Indebtedness permitted under Section 8.1(g) and (j) (Indebtedness), (d) enter into any Permitted Refinancing permitted under Section 8.1 (Indebtedness), (e) as long as no Default or Event of Default has occurred and is continuing or would result therefrom, repay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any matter any senior unsecured, senior subordinated or other subordinated Indebtedness in an aggregate principal amount not to exceed $450,000,000; provided that, after giving effect to such payment, (i) the Senior Secured Leverage Ratio would not be greater than 2.0 to 1 on a Pro Forma Basis, and (ii) the Parent would be in compliance with the financial covenant contained in Section 5.1 (Financial Covenant) for the most recently ended Test Period, determined on a Pro Forma Basis, (f) to the extent not otherwise permitted hereby and as long as no Default or Event of Default has occurred and is continuing or would result therefrom, prepay Indebtedness of any Foreign Subsidiary in an amount not to exceed in the aggregate $10,000,000, and (g) to the extent not otherwise permitted hereby and as long as no Default or Event of Default has occurred and is continuing or would result therefrom, prepay Indebtedness in an amount not to exceed, together with any Restricted Payment made pursuant to Section 8.5(d) (Restricted Payments), the sum of (i) $50,000,000 and (ii) the Applicable Amount in the aggregate at any time outstanding.

Section 8.7 Restriction on Fundamental Changes

Except in connection with Investments in Permitted Acquisitions made pursuant to Section 8.3 (Investments) and Asset Sales expressly permitted under Section 8.4 (Sale of Assets), the Parent shall not, nor shall it permit Borrower or any Restricted Subsidiary to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(a) any Loan Party may be merged with or into any other Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Loan Party; provided, in the case of such a merger, the continuing or surviving Person shall remain a Loan Party, provided, however, that if the Borrower is merged into another Loan Party, the Borrower must be the surviving entity;

(b) any Restricted Subsidiary that is not a Loan Party may be merged with or into any other Restricted Subsidiary that is not a Loan Party or into any Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Restricted Subsidiary that is not a Loan Party or to a Loan Party; and

(c) in the case of either clause (a) or (b) above, prior to and after giving effect to any proposed transaction, no Default or Event of Default shall occur or be continuing.

Section 8.8 Change in Nature of Business

(a) The Parent shall not, and shall not permit Borrower or any of the Restricted Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof, whether in connection with a Permitted Acquisition or otherwise.

(b) The Parent shall not engage in any business (but may incur liabilities) or hold any assets; provided, however, the Parent may (i) hold shares of Stock of the Borrower or Unrestricted Subsidiaries and (ii) have employees and hold assets used to provide administrative and operational support.

Section 8.9 Transactions with Affiliates

Other than as set forth on Schedule 8.9, the Parent shall not, nor shall it permit Borrower or any Restricted Subsidiary to effect any transaction with any of its respective Affiliates that is not a Restricted Subsidiary on a basis less favorable to the Borrower or such Restricted Subsidiary than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party.

Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

Except pursuant to the Loan Documents and any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(c) or (e) (Indebtedness) (in the case of agreements permitted by such clauses, any prohibition or limitation shall only be effective against the assets financed thereby), the Parent shall not, and shall not permit the Borrower or any of the Restricted Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Restricted Subsidiary, other than customary provisions in Joint Venture agreements and other similar agreements relating solely to the securities, assets and revenues of such Joint Venture, to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of any Restricted Subsidiary, other than customary provisions in Joint Venture agreements and other similar agreements relating solely to the securities, assets and revenues of such Joint Venture, to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 8.11 Modification of Constituent Documents

The Parent shall not, nor shall it permit any Restricted Subsidiary to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of any Restricted Subsidiary and do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral.

Section 8.12 Modification of Related Documents

The Parent shall not, nor shall it permit any Restricted Subsidiary to, alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Related Document (except for modifications that do not materially affect the rights and privileges of any Restricted Subsidiary under such Related Document and that do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral).

Section 8.13 Accounting Changes; Fiscal Year

The Parent shall not, nor shall it permit the Borrower to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year, in each case other than as set forth on Schedule 8.13 (Accounting Changes; Fiscal Year).

Section 8.14 Margin Regulations

The Parent shall not, nor shall it permit any Restricted Subsidiary to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.15 No Speculative Transactions

The Parent shall not, nor shall it permit any Restricted Subsidiary to, engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices; provided, for the avoidance of doubt, the provisions of this Section 8.15 shall not apply to (a) any Note Hedge Transaction or (b) any warrant transaction entered into concurrently with any Note Hedge Transaction.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 8.16 Compliance with ERISA

The Parent shall not, nor shall it permit any Restricted Subsidiary or any ERISA Affiliate to, cause or permit to occur an ERISA Event (a) that could result in the imposition of a Lien that is not permitted by Section 8.2(i) (Liens) or (b) that would have a Material Adverse Effect in the aggregate.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Term Loan when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Term Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access), 7.9 (Application of Proceeds), 7.11 (Additional Collateral and Guaranties), 7.12 (Designation of Subsidiaries) or Article VIII (Negative Covenants), (ii) any term, covenant or agreement contained in Section 6.1 (Financial Statements) if such failure under this clause (ii) shall remain unremedied for 15 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) (i) the Borrower, the Parent or any Restricted Subsidiary shall fail to make any payment on any Indebtedness of the Borrower, the Parent or any such Restricted Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided, that other than with respect to payments defaults, any default under the Revolving Credit Agreement shall remain unremedied for 30 days; or

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(f) (i) the Borrower, the Parent or any Restricted Subsidiary shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower, the Parent or any Restricted Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower, the Parent or any Restricted Subsidiary (but not instituted by the Borrower, the Parent or any Restricted Subsidiary) either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) the Borrower, the Parent or any Restricted Subsidiary shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g) any money judgment, writ or warrant of attachment or similar process involving individually or in the aggregate, an amount in excess of $25,000,000 to the extent not adequately covered by insurance shall be entered or filed against the Borrower, the Parent or any of the Restricted Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(h) an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $25,000,000 in the aggregate; or

(i) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected Lien having the priority set forth in the Intercreditor Agreement, or any Loan Party shall so state in writing; or

(k) there shall occur any Change of Control.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Term Loan Commitments be terminated, whereupon the obligation of each Lender to make any Term Loan shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Term Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Term Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Term Loan Commitments of each Lender to make Term Loans shall each automatically be terminated and (y) the Term Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3 Rescission

If at any time after termination of the Term Loan Commitments or acceleration of the maturity of the Term Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Term Loans that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Term Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Term Loan Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1 Authorization and Action

(a) Each Lender hereby appoints Citi as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders and the other Secured Parties under such Collateral Documents.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification reasonably satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.5(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or other holder of any Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) The Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

Section 10.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may rely on the Register to the extent set forth in Section 2.5 (Evidence of Debt), (b) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower, the Parent or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (d) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 10.3 Posting of Approved Electronic Communications

(a) Each of the Lenders, the Parent and the Borrower agree, and the Parent shall cause each Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Parent and the Borrower acknowledges and agrees, and the Parent shall cause each Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Parent and the Borrower hereby approves, and the Parent shall cause each Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Parent shall cause each Guarantor to understand and assume, the risks of such distribution.

(c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.

(d) Each of the Lenders, the Parent and the Borrower agree, and the Parent shall cause each Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 10.4 The Administrative Agent Individually

With respect to its Ratable Portion, Citi shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Citi and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citi were not acting as the Administrative Agent.

Section 10.5 Lender Credit Decision

Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Term Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

Section 10.6 Indemnification

Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 10.7 Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 10.8 Concerning the Collateral and the Collateral Documents; Releases

(a) Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by any of the Group Members, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) Each of the Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders against any of the following:

(i) all of the Collateral and all Loan Parties, upon termination of the Term Loan Commitments and payment and satisfaction in full of all Term Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable;

(ii) any assets that are subject to a Lien permitted by Section 8.2(e) or (f) (Liens, Etc.);

(iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement);

(iv) any Guarantor from its obligations under the Guaranty if in connection with the sale or other disposition of such Guarantor (or all or substantially all of its assets) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); and

(v) any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder.

(c) Each of the Lenders hereby directs the Administrative Agent to execute and deliver the Intercreditor Agreement and to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens and/or guarantees to be released pursuant to this Section 10.8 or subordinated in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement promptly upon the effectiveness of any such release.

Section 10.9 Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or that is otherwise owed to Persons other than the Administrative Agent, the Lenders (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Term Loan Commitments and its own interest in the Term Loans and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.).

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders), (y) in the case of any amendment necessary to implement the terms of a Facility Increase in accordance with the terms hereof, by the Borrower, the Parent, the Administrative Agent and the Incremental Term Loan Lenders providing such Facility Increase, and (z) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders), the Borrower and the Parent and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Closing Date Term Loans) or 3.2 (Conditions Precedent to Incremental Term Loans), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Closing Date Term Loans) and 3.2 (Conditions Precedent to Incremental Loans), subject to the provisions of Section 3.3 (Determinations of Borrowing Conditions);

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(ii) except pursuant to a Facility Increase, increase the Term Loan Commitment of such Lender or subject such Lender to any additional obligation;

(iii) extend the scheduled final maturity of any Term Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Term Loan or fees owing to such Lender (it being understood that Section 2.7 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Term Loan Commitment;

(iv) reduce, or release the Borrower from its obligations to repay, the principal amount of any Term Loan owing to such Lender (other than by the payment or prepayment thereof);

(v) reduce the rate of interest on any Term Loan outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi) postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

(vii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii) release all or substantially all of the Collateral except as provided in Section 8 (Release of Collateral) of the Intercreditor Agreement and except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents; Releases) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents; Releases); or

(ix) amend, Section 10.8(b) (Concerning the Collateral and the Collateral Documents; Releases), Section 11.7 (Sharing of Payments, Etc.), this Section 11.1 or either definition of the terms “Requisite Lenders” or “Ratable Portion”;

(x) amend, Section 8 (Release of Collateral) of the Intercreditor Agreement;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of Requisite Lenders is obtained but the consent of any Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Term Loans of such Non-Consenting Lender for an amount equal to the principal balance of all such Term Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Term Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Term Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 11.2 Assignments and Participations

(a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans); provided, however, that (i) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Term Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.15 (Substitution of Lenders) and Section 11.1(c) (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, (ii) the Notes (if any) corresponding to the Term Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal amount of the Term Loans owing to each Lender from time to time and the Term Loan Commitments of each Lender. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Term Loan Commitments and Term Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Term Loan Commitments or Term Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Term Loan Commitments and Term Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B (Form of Term Note).

(e) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(i) grant to a Special Purpose Vehicle the option to make all or any part of any Term Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Term Loans pursuant thereto shall satisfy (once and to the extent that such Term Loans are made) the obligation of such Lender to make such Term Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Term Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Term Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii) may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to (A) a Federal Reserve Bank, (B) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (C) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.13 (Capital Adequacy) and 2.14 (Taxes) and of 2.12(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.13 (Capital Adequacy), 2.14 (Taxes) or 2.12(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents; Releases). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.13 (Capital Adequacy) and 2.14 (Taxes) and of 2.12(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.13 (Capital Adequacy), 2.14 (Taxes) or 2.12(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

Section 11.3 Costs and Expenses

(a) The Borrower agrees, so long as no Default or Event of Default has occurred and is continuing, within fifteen (15) days of receiving an invoice therefor and otherwise upon demand, to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Borrower, the Parent and any of its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Borrower, the Parent or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Term Loans), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Term Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Term Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, the Merger, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, the Merger, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders, so long as no Default or Event of Default has occurred and is continuing, within fifteen (15) days of receiving an invoice therefor and otherwise upon demand, for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent or such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Parent’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4 Indemnities

(a) The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender at the time of it entered into such Hedging Contract) and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Term Loans) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Term Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower, the Parent or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower, the Parent or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower, the Parent or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower, the Parent or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent or any Lender, or the Administrative Agent or any Lender having become the successor in interest to the Borrower, the Parent or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or any agent on behalf of the Administrative Agent or such Lender.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(b) The Borrower shall indemnify the Administrative Agent and the Lenders for, and hold the Administrative Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 11.5 Limitation of Liability

(a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) exercise its set-off rights under this Section 11.6 against any deposit accounts of the Loan Parties and their Subsidiaries maintained with such Lender or any Affiliate thereof. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 11.7 Sharing of Payments, Etc.

(a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off)) or otherwise) of the Term Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.12 (Special Provisions Governing Eurodollar Rate Loans), 2.13 (Capital Adequacy) or 2.14 (Taxes) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.12 (Special Provisions Governing Eurodollar Rate Loans), 2.13 (Capital Adequacy) or 2.14 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off)) or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Term Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.8 Notices, Etc.

(a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Borrower:

Payless ShoeSource, Inc.
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Attention: Rick Porzig, Chief Financial Officer
Copy: Michael Massey, General Counsel
Telecopy no: (785) 233-5171
E-Mail Addresses:
rick_porzig@payless.com;michael_massey@payless.com

(ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iii)	if to the Administrative Agent:

CITICORP NORTH AMERICA, INC.
388 Greenwich Street, 20th Floor
New York, New York 10013
Attention: Jeffrey Nitz
Telecopy no: (212) 816-7845
E-Mail Address: jeffrey.nitz@citigroup.com

with a copy to:

CITCORP NORTH AMERICA, INC. - LOAN ADMINISTRATION
2 Penns Way - Suite 100
New Castle, Delaware 19720
Attention: Lisa Rodriguez
Telecopy no: (302) 894-6070
E-Mail Address: oploanswebadmin@citi.com

WEIL, GOTSHAL& MANGES LLP
767 Fifth Avenue
New York, New York 10153-0119
Attention: Daniel S. Dokos
Telecopy no: (212) 310-8007
E-Mail Address: daniel.dokos@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform (to the extent permitted by Section 10.3 to be delivered thereunder), an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Term Loan Facility) or Article X (The Administrative Agent) shall not be effective until received by the Administrative Agent.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

(c) Use of Electronic Platform. Notwithstanding clause (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@Citi.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 11.9 No Waiver; Remedies

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10 Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure solely to the benefit of the Borrower, the Administrative Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 11.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower at its address specified in Section 11.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.13 Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE PARENT AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14 Marshaling; Payments Set Aside

None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

Section 11.15 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a Section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.16 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.17 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.18 Confidentiality

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and not to use or disclose such Information, except that Information may be used or disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its Obligations, this Agreement or payments hereunder, (iii) any rating agency (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender), or (iv) the CUSIP Service Bureau or any similar organization, (g) with the written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

TERM LOAN AGREEMENT
COLLECTIVE BRANDS FINANCE, INC.

For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries, provided that, in the case of information received from the Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.19 Patriot Act Notice.

Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
COLLECTIVE BRANDS FINANCE, INC.
(formerly known as Payless ShoeSource Finance, Inc.),
as Borrower

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title: President

COLLECTIVE BRANDS, INC.
(formerly known as Payless ShoeSource, Inc.)
as a Loan Party

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title: Senior Vice President

PAYLESS SHOESOURCE, INC., a Missouri corporation
as a Loan Party

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title: Senior Vice President

PAYLESS SHOESOURCE DISTRIBUTION, INC.
as a Loan Party

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title: Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

CITICORP NORTH AMERICA, INC.,
as Administrative Agent and Lender

By:  /s/ Michael M. Schadt
Name: Michael M. Schadt
Title: Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

J.P. MORGAN CHASE BANK, N.A.,
as Lender

By:  /s/ Patrick J. Fravel
Name: Patrick J. Fravel
Title: Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

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Schedules

Schedule I	–	Term Loan Commitments
Schedule II	–	Applicable Lending Offices and Addresses for Notices
Schedule 4.2	–	Consents
Schedule 4.3	–	Ownership of Subsidiaries
Schedule 4.7	–	Litigation
Schedule 4.15	–	Labor Matters
Schedule 4.16	–	List of Plans
Schedule 4.17	–	Environmental Matters
Schedule 4.18	–	Intellectual Property
Schedule 4.19	–	Real Property
Schedule 7.13	–	Post-Closing Covenants
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments
Schedule 8.4	–	Asset Sales
Schedule 8.13	–	Accounting Change; Fiscal Year

Exhibits

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Term Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Form of Notice of Conversion or Continuation
Exhibit E	–	Form of Opinion of counsel for the Loan Parties
Exhibit F	–	Form of Guaranty
Exhibit G	–	Form of Pledge and Security Agreement
Exhibit H	–	Form of Intercreditor Agreement

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